EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF COLORADO

In re: RANCHER ENERGY, CORP.,                           )  Case No. 09-32943 MER
                                                        )
Debtor.                                                 )  Chapter 11
                                                        )
--------------------------------------------------------------------------------
                      DEBTOR'S PLAN OF REORGANIZATION DATED
                                OCTOBER 15 , 2010
--------------------------------------------------------------------------------

         Pursuant to Chapter 11, Title 11 of the United States Code, 11 U.S.C. ss. l01 et seq., Rancher Energy Corp., debtor and debtor in possession in the above-captioned bankruptcy case, hereby proposes the following Plan of Reorganization. The Debtor is the Plan proponent within the meaning of 11 U.S.C. ss. 1129. A detailed discussion of the Debtor's history, business, historical financial information and other pertinent information, as well as a summary and analysis of this Plan, are set forth in the Disclosure Statement filed contemporaneously with this Plan.

                                    ARTICLE 1
                                     GENERAL
A.       Definitions

         The following terms, when used in this Plan or any subsequent amendments or modifications thereof, and in addition to those terms defined in the text of this Plan, shall have the respective meanings hereinafter set forth.

     1.1. "Administrative Claim" means a Claim for costs and expenses of administration allowed under ss.ss. 503(b) and 507(a)(1) including, without limitation, (a) any actual, necessary costs and expenses of preserving the Estate, (b) any indebtedness or obligations incurred or assumed by the Debtor in the ordinary course of business in connection with the conduct of its business during the Bankruptcy Case, (c) any Professional Fee Claims, and (d) any fees or charges assessed against the Debtor's Estate under ss. 1930, chapter 123, title 28, United States Code.

     1.2. "Allowed" means, with respect to any Claim (including any Administrative Claim), (a) a Claim against the Debtor, proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Rule 3003(c)(3) of the Bankruptcy Rules (i) as to which, no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy
Rules, or a Final Order, (ii) as to which no timely objection has been interposed based upon 11 U.S.C. ss. 502(d), and (iii) as to which an objection had been interposed, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order, (b) if no proof of such Claim was filed timely or was withdrawn, any Claim against the Debtor which is listed by the Debtor in the Schedules, as such Schedules may be amended from time to time in accordance with Rule 1009 of the Bankruptcy Rules, as liquidated in amount and not disputed or contingent, (c) any Claim arising from the recovery of property under ss.ss. 550 or 553 of the Bankruptcy Code and allowed in accordance with ss. 502(b) of the Bankruptcy Code, (d) any Claim allowed under or pursuant to the terms of this Plan, or (e) any other Claim that has been allowed by a Final Order.

     1.3. "Allowed Convenience Claim" means an Allowed Unsecured Claim in the amount of $1000.00 or less.

     1.4. "Bankruptcy Case" means In Re: Rancher Energy Corp., Case Number 09-32943 MER.

     1.5. "Bankruptcy Code" means Title 11 of the United States Code, as amended, in effect and applicable to the Bankruptcy Case concerning the Debtor.

     1.6. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure.

     1.7. "Bar Date" means March 5, 2010, the date fixed by the Bankruptcy Court as the last date by which Claimants could file proofs of claim, unless the Court set a different date by which a specific Claimant must file a proof of claim, in which case it means, for the specific Claimant, such different date set by the Court.

     1.8. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are required or authorized by law to be closed.

     1.9. "BWAB Agreement" means that certain definitive Agreement between Debtor and BWAB dated _______ , 2010.

     1.10. "Cash" means legal tender of the United States, including amounts on deposit at financial institutions in checking accounts, money market accounts and the like.

     1.11. "Causes of Action" means any and all Claims, rights, actions, chose in action, suits, causes of action, liens, judgments, insurance coverage claims, and damages belonging to the Debtor or its Estate and any and all liabilities, obligations, covenants, undertakings and debts owing to the Estate, whether arising prior to or after the Petition Date and in each case whether known or unknown, in law, equity or otherwise, including but not limited to all causes of action pursuant to ss.ss. 544 through 553 of the Bankruptcy Code.

     1.12. "Claim" means: (a) right to payment from either Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. "Claim" shall not include unmatured or unearned interest as of the Petition Date on the amount of any Claim except as permitted by the Bankruptcy Code or except as expressly provided otherwise in this Plan.

     1.13. "Claimant" means the holder of a Claim against the Debtor.

     1.14. "Class" means a category of Claims or Interests described in Article 3 hereof.

     1.15. "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket corresponding to the Bankruptcy Case.

     1.16. "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan, or any amendment thereto, pursuant to ss.1129 of the Bankruptcy Code.

     1.17. "Court" means the United States Bankruptcy Court for the District of Colorado.

     1.18. "Debtor" means Rancher Energy Corp., debtor in possession in the Bankruptcy Case.

     1.19. "Disclosure Statement" means the disclosure statement and all exhibits thereto filed in this case pursuant to ss. 1125 of the Bankruptcy Code and approved by the Bankruptcy Court, as may be amended or modified from time to time by any duly authorized amendment or modification.

     1.20. "Disputed" means, as to a Claim: (a) if such Claim is not an Allowed Claim as of a particular point in time; (b) if no proof of claim has been filed by the Bar Date or has otherwise been deemed timely filed under applicable law,
(i) that is listed on the Debtor's Schedules as disputed, contingent or unliquidated, or (ii) that is not listed on the Debtor's Schedules; or (c) if a proof of Claim has been filed by the Bar Date or has otherwise been deemed timely filed under applicable law, for which an objection, complaint or request for estimation has been filed by the Debtor or any other party in interest within 270 days after the Effective Date (or such later date the Bankruptcy Court allows upon motion by the Debtor), and such objection has not been withdrawn or denied in its entirety by Final Order.

     1.21. "Disputed Claims Reserve" means the segregated interest bearing accounts established by the Debtor consistent with Section 9.6 of this Plan.

     1.22. "Distribution" means any distribution made pursuant to the terms of this Plan.

     1.23. "Effective Date" means the thirtieth (30th) day, or such earlier date specified by the Debtor if such day is a Business Day, and otherwise the first Business Day after such thirtieth (30th) day, after (a) the Confirmation Order (together with other orders entered in aid of Confirmation of this Plan, and signed contemporaneously with the Confirmation Order) has been entered pursuant to Bankruptcy Rules 5003 and/or 9021; and (b) all conditions precedent have been satisfied or waived as provided in Article 8 hereof.

     1.24. "Estate" means the Debtor's estate created pursuant to ss. 541 of the Bankruptcy Code upon the Petition Date.

     1.25. "Final Order" means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending; provided that if an appeal, or writ of certiorari, reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, further, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

     1.26. "GasRock" means GasRock Capital LLC.

     1.27. "GasRock Adversary" means Adversary Proceeding number 10-1173 MER pending in the Bankruptcy Court.

     1.28. "General Unsecured Claim" means any Claim against either of the Debtor that is not an Administrative Claim, Priority Unsecured Tax Claim, Priority Non-Tax Claim, Professional Fee Claim or Secured Claim.

     1.29. "Interest" means the rights and interests of a holder of stock in the Debtor.

     1.30. "South Cole Creek Sales Proceeds" means the net cash proceeds from sale of the Debtor's interests in the South Cole Creek Oil field received by Debtor.

     1.31. "Person" means any individual, corporation, partnership, association, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated organization or governmental unit or subdivision thereof or other entity.

     1.32. "Petition Date" means October 28, 2009, the date upon which the Debtor filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

     1.33. "Plan" means this plan of reorganization, as the same may be amended or modified from time to time by any duly authorized amendment or modification.

     1.34. "Priority Non-Tax Claim" means a Claim which is entitled to priority treatment under ss. 507(a) of the Bankruptcy Code, excluding Claims entitled to priority under Bankruptcy Code ss.ss. 507(a)(1) and 507(a)(8).

     1.35. "Priority Unsecured Tax Claim" means a Claim or a portion of a Claim which is entitled to priority under ss. 507(a)(8) of the Bankruptcy Code.

     1.36. "Professional Fee Claim" means any Claim of a Professional retained in the Bankruptcy Case pursuant to ss.ss. 327 or 1103 of the Bankruptcy Code, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including the Effective Date, when and to the extent any such Claim is Allowed by the Bankruptcy Court pursuant to ss.ss. 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

     1.37. "Professional" means a professional person duly retained by the Debtor during the Bankruptcy Case pursuant to an order of the Court authorizing same. [is this needed??]

     1.38. "Pro Rata" means, in connection with a particular Allowed Claim and in connection with any Distribution, the ratio between the amount of such Allowed Claim and the aggregate amount of all Allowed Claims in such Class entitled to such Distribution.

     1.39. "Record Date" means the date set by the Court pursuant to motion that will be at least ten days prior to the deadline for mailing this Plan to Interest holders for purposes of voting.

     1.40. "Scheduled Claim" means a Claim that is listed by the Debtor in the Schedules.

     1.41. "Schedules" means the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, statements of financial affairs and other schedules and statements filed by the Debtor pursuant to Federal Rule of Bankruptcy Procedure 1007, and any amendments thereto.

     1.42. "Secured Claim" means a Claim secured by a lien, as that term is defined inss.101(37) of the Bankruptcy Code, including, but not limited to, a judicial lien as that term is defined at ss.101(36) of the Bankruptcy Code, against any property of the Estate, but only to the extent of the value, as determined by the Bankruptcy Court pursuant to ss.506(a) of the Bankruptcy Code and Bankruptcy Rule 3012 or as otherwise agreed, of such Claimant's interest in the Debtor's interest in such property.

B. Rules of Interpretation

         For purposes of this Plan: (a) where appropriate in the relevant context, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any references in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or appendix filed or to be filed means such document or appendix, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to a Claimant or Interest holder includes that Person's successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to Sections and Articles are references to Sections and Articles of this Plan; (f) the words "herein", "hereto" and "hereof" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) headings are utilized in this Plan for the convenience of reference only, and shall not constitute a part of this Plan for any other purpose; and (g) the rules of construction set forth in ss. 102 of the Bankruptcy Code will apply. To the extent that this Plan is inconsistent with the Disclosure Statement, the provisions of this Plan shall be controlling.

                                    ARTICLE 2
                 PAYMENT OF CLAIMS NOT REQUIRED TO BE CLASSIFIED

     2.2. Claims Not Classified. No Class is designated for Administrative Claims, Professional Fee Claims or Priority Unsecured Tax Claims.

     2.3. Administrative Claims. The Debtor shall pay all Allowed Administrative Claims, other than Professional Fee Claims, at Debtor's sole option in Cash, (a) as soon as practicable following the later of the Effective Date or the date upon which the Court enters a Final Order Allowing any such Administrative Claim, or (b) as such Claims may be due according to their terms in the ordinary course, or (c) as may be agreed upon between an Administrative Claim Claimant and the Debtor. In the event any Disputed Administrative Claims exist on the Effective Date, the Debtor shall at all times hold and maintain Cash in an amount equal to that portion of the Disputed Claims Reserve attributable to all Disputed Administrative Claims.

     2.4. Professional Fee Claims. Except as a Claimant with a Professional Fee Claim agrees otherwise, the Debtor shall pay all Professional Fee Claims on or before ten (10) Business Days after a Final Order approving such compensation and reimbursement of expenses in accordance with Section 5.5 hereof. Except as a Claimant with a Professional Fee Claim agrees otherwise, in the event any Disputed Professional Fee Claim exists on the Effective Date, the Debtor shall at all times hold and maintain Cash in an amount equal to that portion of the Disputed Claims Reserve attributable to Disputed Professional Fee Claims.

                                    ARTICLE 3
                CLASSIFICATION AND VOTING OF CLAIMS AND INTERESTS

     3.1. Criterion of Class. A Claim is in a particular Class only to the extent that the Claim qualifies within the description of that Class and is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class.

     3.2. Class Categories. The following classes of Claims and Interests are designated pursuant to and in accordance with ss. 1123(a)(1) of the Bankruptcy Code, which classes shall be : mutually exclusive:


---------------------- ----------------------------------------- ----------------------------------
CLASS                   CLAIM                                    VOTING
---------------------- ----------------------------------------- ----------------------------------

Class 1                 Pre-Petition   Ad  Valorem  Tax  Claims   Impaired/Entitled to Vote
                        -Secured
---------------------- ----------------------------------------- ----------------------------------
Class 2(a)              Wyoming   State  Dept.   of  Revenue  -   Impaired/Entitled to Vote
                        Unsecured
---------------------- ----------------------------------------- ----------------------------------
Class 2(b)              IRS    Pre-Petition    Tax   Claims   -   Impaired/Entitled to Vote
                        Unsecured
---------------------- ----------------------------------------- ----------------------------------
Class 2 (c)             All  Other  Pre-Petition  Tax  Claims -   Impaired/Entitled to Vote
                        Unsecured
---------------------- ----------------------------------------- ----------------------------------
Class 3                 Secured Claim of GasRock                  Impaired/Entitled to Vote
---------------------- ----------------------------------------- ----------------------------------
Class 4                 Priority Wage Claims                      Unimpaired/Deemed to Accept
---------------------- ----------------------------------------- ----------------------------------
Class 5(a)              General Unsecured Claims                  Impaired/Entitled to Vote
---------------------- ----------------------------------------- ----------------------------------
Class 5(b)              BLM Unsecured Claim                       Impaired/Entitled to Vote
---------------------- ----------------------------------------- ----------------------------------
Class 6                 Convenience   Class  Unsecured   Claims   Unimpaired/Deemed to Accept
                        (less than $1,000)
---------------------- ----------------------------------------- ----------------------------------
Class 7                 Royalty and Profit Interests              Unimpaired/Deemed to Accept
---------------------- ----------------------------------------- ----------------------------------
Class 8                 Interests (common shareholders)           Impaired/Entitled to Vote
---------------------- ----------------------------------------- ----------------------------------
Class 9                 Interests   (holders   of  options  and   Impaired/Entitled to Vote
                        warrants)
---------------------- ----------------------------------------- ----------------------------------

                                       6

Class 10                Employee/Retention Agreement Stock        Unimpaired/ Deemed to Accept
                        Options
---------------------- ----------------------------------------- ----------------------------------
Class 11                Convertible Promissory Notes              Impaired/Entitled to Vote
---------------------- ----------------------------------------- ----------------------------------

     3.3. Voting of Claims. Each Claimant with an Allowed Claim as of the last date set by the Court on which a vote must be received in Classes 1, 2, 3, 5, 8, 9, and 11 shall be entitled to vote to accept or reject this Plan.

     3.4. Presumed Acceptances of Plan. Classes 4, 6, 7 and 10 are unimpaired under this Plan and therefore are presumed to have accepted this Plan.

                                    ARTICLE 4
                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

     The following treatment of and consideration to be received by Claimants of Allowed Claims and Allowed Interests pursuant to this Plan shall be in full settlement, release and discharge of such Allowed Claims and Allowed Interests.

     4.1 Class 1 (Ad Valorem Claims- Secured Tax Claims). Class 1 consists of the Allowed Ad Valorem Tax Claims of Converse County, Wyoming. The Class 1 Claims shall retain their statutory liens with the same validity, priority and effect as such liens existed immediately prior to the Petition Date. The Class 1 Claims shall be amortized with interest at the rate specified by applicable Wyoming law for delinquent ad valorem taxes over the period from the Effective Date to a date that is five (5) years from the Petition Date and paid in monthly installments on the fifth of each month commencing on the fifth day of the calendar month after the Effective Date. The Class 1 Claim may be prepaid in whole or in part at any time without penalty or other cost.

     4.2 Class 2(a) (Wyoming Department of Revenue) Class 2(a) consists of the Allowed Claim of the State of Wyoming Department of Revenue for taxes entitled to priority under ss.507(a)(8) of the Code. The Class 2(a) Claim shall accrue from the Petition Date and shall be paid as follows:

     A. The amount of the Class 2(a) Claim shall be amortized over the period from the Effective Date to the date that is five (5) years from the Petition Date with interest at the rate specified by applicable Wyoming law for such delinquent taxes and shall be paid in monthly installments on the fifth of each month commencing on the fifth day of the first calendar month after the Effective Date.

     B. The Class 2 Claims may be prepaid in whole or in part at any time without penalty or other cost.

     4.3 Class  2(b)  (Internal  Revenue  Service)  Class 2(b)  consists  of the
Allowed Claims of the Internal Revenue Service for taxes entitled to priority under ss.507(a)(8) of the Code. The Class 2(b) Claims shall be paid as follows:

     A. The Class 2(b) Claims shall be amortized with interest at the rate specified in ss.6621(a)(2) of the Internal Revenue Code in effect on the Effective Date over the period from the Effective Date to the date that is five (5) years from the Petition Date and shall be paid in monthly installments on the fifth of each month commencing on the fifth day of the first calendar month after the Effective Date.

     B. The Class 2(b) Claims may be prepaid in whole or in part at any time without penalty or other cost.

     4.4 Class 3 (GasRock) Class 3 consists of the Allowed Secured Claim of GasRock pursuant to the October 16, 2007 Term Note originally payable to GasRock in the original principal amount of $12,240,000.00, as amended. The Class 3 Claimant shall retain its liens encumbering Debtor's Property with the same extent, validity, priority and effect as such liens existed immediately prior to the Petition Date. The Allowed Class 3 Claim shall accrue interest at the rate of 7.0% per annum, or such other rate as determined by the Court, from and after the Effective Date of the Plan.

     A. The Class 3 Claim shall be paid $11.8 million in Cash on or before the Effective Date. Any amount of the Class 3 Claim in Dispute will be treated in accordance with Section 9.6 of this Plan.

     B. Any balance of the Allowed Class 3 Claim remaining after the payment under subparagraph A above shall be paid in monthly installments calculated by amortizing the remaining balance over a 25 year period with interest at 7% per annum or such other rate as is determined by the Court, with the balance of principal and interest and payable in full five (5) years from the Effective Date.

     C. The Class 3 Claim may be prepaid in whole or in part at any time without penalty or other cost.

     4.5 Class 4 (Priority Wage Claims). Class 4 shall consist of all Allowed Claims entitled to priority under ss. 507(a)(2) of the Code. All Class 4 Claims shall be paid in full on the Effective Date. Any Allowed Claim held by a Class 4 Claimant in excess of the amount entitled to priority under ss. 507(a)(2) of the Code shall be treated as Class 5(a) Claim.

     4.6 Class 5(a) (General Unsecured Claims). Class 5(a) shall consist of Allowed General Unsecured Claims not otherwise specifically classified under this Plan. The Class 5(a) Claims shall be paid as follows:

     A. On the fifth day of the calendar month that is at least sixty days after the Effective Date, each Class 5(a) Claimant will receive a payment equal to its Pro Rata share of $600,000.

     B.   The Class 5(a) Claims shall not accrue interest.

     4.7 Class 5(b) (BLM Allowed Unsecured Claim) Class 5(b) shall consist of the Allowed General Unsecured Claim of the BLM for plugging and reclamation liability. The Class 5(b) Claim shall be satisfied by Rancher's remediation and other well workovers as required by the BLM pursuant to the schedule attached hereto as Plan Exhibit B and otherwise as required by the BLM and applicable law and regulation in the ordinary course. Debtor's Performance Bond posted by Rancher for the benefit of the BLM in the current amount of $25,000.00 shall remain in place, and BLM shall retain all of its rights thereto in the event of a default by Rancher in its plugging and reclamation obligations.

     4.7 Class 6 (General Unsecured Claims less than $1000 - Convenience Class). Class 6 shall consist of Allowed General Unsecured Claims of less than $1000.00. Class 6 Claims shall be paid in cash in full on or before the first day of the calendar month that is at least thirty days after the Effective Date.

     4.8 Class 7 (Royalty & Leasehold Interest) Class 7 shall consist of all holders or royalty, overriding royalty, profit, net profit, working interests, or other similar oil and gas interests. Class 7 Allowed Claimants shall retain their interests and continue to be paid under their current agreements and thus remain unimpaired.

     4.9 Class 8 (Shareholder Interests) Class 8 shall consist of all common stock Interests in the Debtor as of the date that is twenty days after the Effective Date, and the holders of any Allowed Claims subject to subordination under ss. 510(b) of the Code. All Allowed Class 8 holders shall receive 1 new share in Rancher for every 15 shares currently held, thus effectuating a 15 for 1 reverse stock split (the "Reverse Split Ratio").

     4.10. Class 9 (Warrants) Class 9 shall consist of all holders of warrants as shown on the Stock and Transfer records of Rancher as of the Record Date. All such warrants shall be cancelled and each Class 9 Claimant shall receive shares of the Debtor's common stock based on the following formula: one share of pre-reverse split common stock for every 25 shares of pre-reverse split common stock to which such Claimant would be otherwise entitled upon exercise of the warrants, divided by the Reverse Split Ratio. For purposes of illustration, the holder of warrants that would have entitled a Class 9 Claimant, upon exercise thereof, to 1500 shares will receive four shares of post-reverse split common stock (2500 divided by 25 divided by 15).

     4.11. Class 10 (Employee Stock Options) Class 10 shall consist of Allowed Claims for stock options vested as of the Record Date as the result of management retention agreements or employee stock option agreements. Such options shall remain unimpaired.

     4.12. Class 11 (Convertible Note Holders) Class 11 shall consist of Allowed Claims pursuant to Convertible Promissory Notes dated October 27, 2009. Each holder of such Notes shall retain the right to convert the Convertible Promissory Note to shares of common stock pursuant to the terms thereof, provided that conversion shall be at the conversion price provided in the Convertible Promissory Note adjusted for the reverse split described in Section
4.9 of this Plan regarding the treatment of Class 8 Interest Holders.

                                    ARTICLE 5
                      MEANS OF IMPLEMENTATION OF THIS PLAN

     5.1. Vesting of Assets. On the Effective Date, all property of the Debtor's Estate shall vest in the Debtor, free and clear of all claims and interests except as specifically set forth in this Plan.

     5.2. Post Confirmation Investment. The Debtor will obtain funding pursuant to the BWAB Agreement. Pursuant to the BWAB Agreement, BWAB shall be issued 12 million newly designated Class A convertible preferred shares at a par value of $0.0001 ("Rancher Preferred Stock"). The Rancher Preferred Stock shall have a liquidation value of $1.00 per share and mandatory cumulative dividends at the per annum rate of 12% compounded annually, and payable in cash or common stock at the option of BWAB. At such time as the holders of the Rancher Preferred Stock have received $12.8 million plus the cumulative mandatory dividends thereon, the Rancher Preferred Stock shall convert to (a) 70% of the fully diluted outstanding shares of Rancher's common stock in the event the Debtor has recovered the 10% Net Profits Interest and 1% of the overriding royalty interests held that are the subject of the GasRock Adversary, (b) 80% of the fully diluted outstanding shares of Rancher's common stock in the event the Debtor has not recovered the 10% Net Profits Interest and 1% of the overriding royalty interests that are the subject of the GasRock Adversary, or (c) as otherwise provided in the BWAB Agreement if some but not all of the 10% Net Profits Interest and 1% Overriding Royalty Interest is recovered. In addition, 10% of the common stock shall be reserved for incentives to management personnel for services rendered after closing on the BWAB Agreement. The holders of the Rancher Preferred Stock shall have the right to elect five (5) of the eight (8) members of the Debtor's Board of Directors and the holders of the Debtor's common stock shall have the right to elect three (3) of the eight (8) members of the Debtor's Board of Directors so long as the Rancher Preferred Stock is outstanding.

     5.3. Amended Articles. To implement the terms of this Plan, the Debtor's Articles of Incorporation shall be deemed amended as set forth in Plan Exhibit C hereto.

     5.4. Stock Incentive Plan Termination. The Debtor's 2006 Stock Incentive Plan will be deemed terminated as of the Effective Date.

     5.5. Preservation of Causes of Action. Unless expressly waived or relinquished, released, compromised or settled in this Plan, or in any contract, instrument, release or other agreement entered into or delivered in connection with this Plan: (a) the Debtor shall exclusively retain and may prosecute and enforce, and the Debtor expressly reserves and preserves for these purposes in accordance with ss.ss. 1123(a)(5)(B) and 1123(b)(3) of the Bankruptcy Code, any Claims, demands, rights and Causes of Action that its Estate may hold or have held prior to Confirmation against any Person, including but not limited to the GasRock Adversary; and (b) no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), claim splitting or laches shall apply to such Claims and Causes of Action by virtue of or in connection with Confirmation, consummation or effectiveness of this Plan.

     5.6. Single Claim Rule. With respect to each Class of Claims, a Claimant shall be deemed to hold only a single claim in such Class, regardless of how many separate Claims the Debtor has scheduled or the Claimant has filed. If any Claim or any portion of the Claim in a particular Class is disputed, no distribution shall be made with respect to such Claim until all or a portion of the Claim is Allowed and the remainder, if any, is determined to be not Allowed by Final Order.

     5.7. Deadline for Filing Professional Fee Applications. All parties seeking payment of Professional Fee Claims arising prior to the Effective Date must file with the Bankruptcy Court and serve upon the Debtor, a final application on or before the first Business Day which is the sixtieth (60th) day after the Effective Date. Failure to timely file and serve such application shall act as a bar against the assertion of any such right to payment. The Debtor shall mail Notice of the Effective Date and the foregoing deadline not later than ten (10) calendar days after the Effective Date.

     5.8. Execution of Documents to Effectuate Plan. Prior to the Effective Date, the Debtor shall execute any instruments or documents that are necessary to effectuate the provisions of this Plan. Claimants with Secured Claims and all other necessary parties shall execute or deliver, or join in the execution and delivery, of any instrument required to effect a transfer of property under this Plan, and shall perform any other act, including the satisfaction, release or assignment of any lien that is reasonable or necessary for the consummation of this Plan. From and after the Effective Date, the Debtor shall have the exclusive power and authority to execute any instrument or document to effectuate the provisions of this Plan. The Debtor may require surrender of the original warrants or options in exchange for the stock to be issued hereunder or implement such other reasonable procedures with respect to the issuance of new stock as contemplated under this Plan.

     5.9. Disallowance of Claims without Further Order of the Court. As of the Confirmation Date, any Scheduled Claim designated as disputed, contingent, unknown in amount or unliquidated in amount, and for which the Claimant has not filed a proof of Claim, shall be deemed expunged, without further act or deed. All Scheduled Claims that correspond to a proof of Claim filed by a particular Claimant shall be deemed to have been superseded by such later filed proof of Claim.

     5.10. Post-Confirmation Reports and Fees. The Debtor shall be responsible for the filing of all post-Confirmation reports with the U.S. Trustee and payment of all post-Confirmation fees charged or assessed under 28 U.S.C. ss. 1930 until the Debtor's Chapter 11 case is closed. Any outstanding quarterly fees pursuant to 28 U.S.C. ss. 1930(a)(6) payable as of the Effective Date shall be paid in full on or before the Effective Date.

                                    ARTICLE 6
               TREATMENT OF EXECUTORY CONTRACTS & UNEXPIRED LEASES

     6.1. Executory Contracts and Leases. All executory contracts and unexpired leases of the Debtor are hereby deemed assumed as of the Effective Date, unless a particular executory contract or unexpired lease (i) has previously been assumed or rejected pursuant to order of the Bankruptcy Court or applicable provisions of the Bankruptcy Code, (ii) is the subject of a pending motion to reject such contract or lease filed by the Debtor, or (iii) is otherwise specifically addressed in this Plan. The amount necessary to cure any default proposed under this Plan shall be determined in accordance with the underlying agreement and applicable nonbankruptcy law.

     6.2 Unitization Agreements, Unit Operating Agreements, Wyoming Oil and Gas Commission Rulings and Orders. On May 29, 2009 the Wyoming Oil and Gas Conservation Commission (the "Commission"), entered its Commission Order No. 225-2008 (the "Commission Order") approving Debtor's request to form the Big Muddy (2nd Frontier/2nd Wall Creek) Unit. The Commission's ruling is final and non-appealable, and the Unit Agreement and related Unit Operating Agreement (now jointly the "Unit Agreement") are in effect and are not executory contracts within the meaning of ss. 365 of the Code. The Debtor will continue to honor its obligations under the ruling and Unit Agreements.

     6.3 Modified Agreements. As of the Effective Date, the following leases as modified with the consent of the lessor are also assumed as follows:

      Date of Lease                Lease Description          Modified Terms
      -------------                -----------------          --------------

      Month to Month               Office Space               Month to Month
                                                              Rent at $_______/
                                                              month

The payments pursuant to the modified terms shall commence on the first day of the calendar month following the Effective Date. No cure shall be required as a condition of assumption or otherwise. All other terms of the lease shall remain in full force and effect.

     6.4 Rejection and Rejection Claim Bar Date. All contracts and unexpired leases of the Debtor not assumed under this Article and not otherwise specifically addressed in this Plan shall be deemed rejected as of the Confirmation Date unless the particular executory contract or unexpired lease has previously been assumed or rejected pursuant to order of the Bankruptcy Court or applicable provisions of the Bankruptcy Code or is the subject of a pending motion to assume or reject as of the Confirmation Date. No more than ten
(10) Business Days following the Confirmation Date, the Debtor shall provide notice to all known parties to any executory contract or unexpired lease deemed rejected under this Section and not previously rejected of their right to file proofs of Claim relating thereto. Any party to an executory contract or unexpired lease that is rejected in accordance with Section 6.1 shall file a proof of Claim for damages resulting from such rejection not later than thirty
(30) days after the date of such notice was mailed. The failure to timely file a proof of Claim shall be deemed a waiver of any claim in connection with the rejection of such contract or lease.

                                    ARTICLE 7
               CONDITIONS PRECEDENT; CONFIRMATION & EFFECTIVE DATE

     7.1. Conditions Precedent to Confirmation of this Plan. Unless this condition is waived in accordance with Section 7.3, the Confirmation Order shall, among other things:

     A. Authorize the implementation of this Plan in accordance with its terms.

     B. Provide that any transfers effected or mortgages or other security documents entered into or to be effected or entered into under this Plan shall be and are exempt from any state, city, or other municipality transfer taxes, mortgage recording taxes, and any other stamp or similar taxes pursuant to ss. 1146(c) of the Bankruptcy Code.

     C. Approve in all respects the other settlements, transactions, and agreements to be effected pursuant to this Plan.

     7.2. Conditions Precedent to the Effective Date. The Effective Date shall not occur and no obligations and rights set forth in this Plan and set to occur as of the Effective Date or thereafter shall come into existence, unless each of the following conditions is met or, alternatively, is waived in accordance with
Section 7.3 hereof on or before the Effective Date:

     A.   The  Confirmation  Order  shall have been  entered  and become a Final
          Order.

     7.3. Waiver of Conditions Precedent. Each of the conditions precedent in Sections 7.1 and 7.2 hereof may be waived or modified, in whole or in part, but only by the Debtor. Any such waiver or modification of a condition precedent in
Section 7.1 or 7.2 hereof may be effected at any time upon filing a notice thereof with the Bankruptcy Court, without leave or order of the Bankruptcy Court and without any other formal action.

                                    ARTICLE 8
                                   EXCULPATION

     The Debtor and its respective officers, employees and professionals retained pursuant to ss. 327 of the Bankruptcy Code (acting in such capacity) shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, or any act taken or omitted to be taken during the Bankruptcy Case, except for acts or omissions as a result of willful misconduct or gross negligence.

                                    ARTICLE 9
                       PROVISIONS GOVERNING DISTRIBUTIONS

     9.1. Distributions Only on Business Days. Notwithstanding the foregoing provisions, if any Distribution called for under this Plan is due on a day other than a Business Day, such Distribution shall instead be due on the next Business Day.

     9.2. Unclaimed Distributions. Any Distributions (i) by checks which have been returned as undeliverable without a proper forwarding address and the Claimant fails to notify the Debtor in writing within 90 days of a proper address, and (ii) by checks which have not been negotiated within 90 days of issuance and the Claimant has not notified the Debtor in writing to stop payment and reissue the check, shall be deemed forfeited and the Claimant with such Claim shall be removed from the Distribution schedules and shall receive no further Distributions under this Plan. Any such Distributions shall become property of the Debtor.

     9.3. Disputed Distribution. If any dispute arises as to the identity of a Claimant with an Allowed Claim who is to receive any distribution, the Debtor may, in lieu of making such distribution to such Claimant, make such distribution into a segregated account until the disposition shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

     9.4. Transmittal of Payments and Notices. All Distributions shall be made to a Claimant by regular first-class mail, postage prepaid, in an envelope addressed to such Claimant at the address listed on its proof of Claim filed with the Bankruptcy Court or, if no proof of Claim was filed, (i) at the address listed by the Debtor on the Schedules, (ii) as the Claimant may direct in writing, or (iii) otherwise at such Claimant's last known address. Debtor shall take reasonable steps to ascertain the most current address of the Claimant whose distribution check is returned as undeliverable prior to treating such check as an Unclaimed Distribution. The date of payment or delivery shall be the date of mailing. Distributions made in accordance with the aforementioned provisions of this Section will be deemed made to the Claimant regardless of whether such Claimant actually receives the Distribution.

     9.5. Record Date for Distributions. A transferee of a Claim will be treated as the holder of the Claim for purposes of Distributions and otherwise, provided written notice of the transfer signed by the original Claimant is delivered to the Debtor and compliance with Bankruptcy Rule 3001, if applicable, is completed, at least ten (10) days prior to the next proposed Distribution. Absent such notice, in making any Distribution, the Debtor shall be entitled to recognize and deal for all purposes hereunder only with the Person who is listed on the proof of Claim filed with respect thereto or on the Debtor's Schedules as the holder thereof as of the close of business on the Confirmation Date and upon such other evidence or record of transfer or assignment known by such Persons as of the Confirmation Date. No amendments to Claims shall be permitted after the Effective Date.

     9.6. Disputed Claims Reserve. Except to the extent the Court determines that a lesser amount is adequate, the Debtor shall, with each Distribution, deposit into one or more separate interest-bearing Disputed Claims Reserve accounts established by the Debtor and that meet the requirements of ss. 345 of the Bankruptcy Code, Cash equal to the Distributions that would have been made to Claimants with Disputed Claims if such Claims were Allowed Claims in their full amounts. When a Disputed Claim becomes an Allowed Claim, the Debtor shall distribute to the Claimant with such Allowed Claim, as soon as practicable and in accordance with the provisions of this Plan (but in no event later than the next succeeding Distribution Date), Cash in the amount of all Distributions to which such Claimant would be entitled to if such Claimant's Claim were Allowed on the Effective Date. In no event shall the Debtor be responsible or liable for any loss to or of any amount reserved under this Plan unless such loss is the result of the Debtor's fraud or willful misconduct.

     9.7. Setoff and Recoupment. Except as otherwise provided in this Plan, the Debtor may, but shall not be required to, set off against, or recoup from, any Claim and the Distributions to be made pursuant to this Plan in respect thereof, any Claims, defenses or Causes of Action of any nature whatsoever that the Debtor may have, but neither the failure to do so nor the allowance of any Claim under this Plan shall constitute a waiver or release by the Debtor of any right of setoff or recoupment against the Claimant with any Claim.

     9.8. Payment of Taxes on Distributions Received Pursuant to this Plan. All Entities that receive Distribution under this Plan shall be responsible for reporting and paying, as applicable, taxes on account of their Distributions.

     9.9. Compliance With Tax Withholding and Reporting Requirements. With respect to all instruments issued and distributions made under this Plan, the Debtor will comply with all withholding and reporting requirements of any federal, state, local or foreign taxing authority.

                                   ARTICLE 10
                  PLAN INTERPRETATION, CONFIRMATION AND VOTING

     10.1. Withdrawal and Modification of Plan. The Debtor may withdraw or modify this Plan at any time prior to the Confirmation Date. The Debtor may modify this Plan in any manner consistent with ss. 1127 of the Bankruptcy Code prior to substantial consummation thereof. Upon request by the Debtor, this Plan may be modified after substantial consummation with the approval of the Bankruptcy Court, provided that such modification does not affect the essential economic treatment of any Person that objects in writing to such modification.

     10.2. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) with respect to matters of corporate governance, the laws of the State of Colorado applicable to contracts executed in such State by residents thereof and to be performed entirely within such State will govern the construction and implementation of this Plan and any agreements, documents and instruments executed in connection with this Plan.

     10.3. Cram Down. The Debtor requests that, in the event that any impaired Class entitled to vote on this Plan accepts this Plan, the Bankruptcy Court confirm this Plan in accordance with the provisions of ss. 1129(b) of the Bankruptcy Code.

                                   ARTICLE 11
                  RETENTION OF JURISDICTION BY BANKRUPTCY COURT

     11.1. From the Confirmation Date until entry of a final decree closing the Debtor's Bankruptcy Case (pursuant to 11 U.S.C. ss.350 and Bankruptcy Rule
3022), the Bankruptcy Court shall retain such jurisdiction as is legally permissible over the Bankruptcy Case for the following purposes:

     A. to hear and determine any and all objections to the allowance of any Claim or Administrative Claim, or any controversy as to the classification of Claims or any matters which may directly, indirectly or contingently affect the obligations of the Debtor to any Claimants, or other parties in interest;

     B. to hear and determine any and all applications for compensation and reimbursement of expenses by professionals retained pursuant to ss.327 of the Bankruptcy Code;

     C. to hear and determine any and all pending motions for the assumption or rejection of executory contracts and unexpired leases, and to Allow or disallow any Claims resulting therefrom;

     D. to adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Court;

     E.   to enforce  and  interpret  the   provisions  of  this  Plan  and  the
          Confirmation Order;

     F. to issue any injunction or other relief appropriate to implement the intent of this Plan, and to enter such further orders enforcing any injunctions or other relief issued under this Plan or pursuant to the Confirmation Order;

     G. to modify this Plan pursuant toss.1127 of the Bankruptcy Code and the applicable Bankruptcy Rules;

     H.   to  correct  any  defect,   cure  any   omission,   or  reconcile  any
          inconsistency in this Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of this Plan;

     I. to interpret and determine such other matters as the Confirmation Order may provide for, or as may be authorized under the Bankruptcy Code; and

     J. to enter and implement such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified or vacated.

Dated: October 15, 2010.
                                         Debtor and Debtor in Possession
                                         Rancher Energy Corp.,

                                         By: /s/  Jon Nicolaysen
                                             -----------------------------------
                                         Its: CEO & President

                                         Onsager, Staelin & Guyerson, LLC
                                         /s/ Christian C. Onsager
                                         ---------------------------------------
                                         Christian C. Onsager, CBN 6889

                                         /s/ Michael J. Guyerson
                                         ---------------------------------------
                                         Michael J. Guyerson , CBN 11279
                                         1873 S. Bellaire St., Suite 1401
                                         Denver, Colorado 80222
                                         Ph: (303) 512-1123
                                         Fax: (303) 512-1129
                                         consager@osglaw.com
                                         mguyerson@osglaw.com
                                         Counsel for the Debtor

                                 PLAN EXHIBIT A
           [to be appended upon approval of the Disclosure Statement]

                                 PLAN EXHIBIT B
           [to be finalized upon approval of the Disclosure Statement]


Short Term Mitigation Plan:

     Completed Items 2010:

     I. The local Bureau of Land Management District Office requested that Rancher plug and abandon East Big Muddy well # W - 1. This well was plugged and abandoned according to BLM and Wyoming State Oil and Gas Commission regulations.

     II. Rancher Energy completed the abandonment of three locations located on BLM lease number WYW 0249 in the summer of 2010 as a part of addressing items set forth in the BLM Claim. These wells are South Glenrock B Unit #184, 188, and 189.

     Partial Projected Work 2011

     I. Rancher Energy will finish the abandonment and surface reclamation of a South Glenrock A Unit Well # 19, which is located on BLM Lease WYW - 610 no later than May of 2011. This well was plugged previously, but the surface reclamation has not been finished as of this date and the bond for surface reclamation has not been released.

     II. Rancher Energy currently plans to lay a pipeline from the South Glenrock A Unit tank battery to South Glenrock A Unit Well # W - 4. Rancher plans to do the permitting for the pipeline during the 4th quarter of 2010. It is anticipated that after the right of Way permit is received, the well can be reactivated in the 2nd quarter of 2011. This well will change from temporarily abandoned to an active water injection status. Scheduling is subject to change.

                                 PLAN EXHIBIT C
           [to be appended upon approval of the Disclosure Statement]

                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF COLORADO

--------------------------------------------------------------------------------
                                                        )
In re: RANCHER ENERGY, CORP.,                           )  Case No. 09-32943 MER
                                                        )
Debtor.                                                 )  Chapter 11
                                                        )
--------------------------------------------------------------------------------
                            DISCLOSURE STATEMENT FOR
                  PLAN OF REORGANIZATION DATED OCTOBER 15, 2010
--------------------------------------------------------------------------------

         Rancher Energy Corp., ("Rancher") Debtor-in-Possession in the above-captioned case submits this Disclosure Statement pursuant to ss. 1125 of the Bankruptcy Code, 11 U.S.C. ss.101 et seq. (the "Bankruptcy Code"), to all known holders of claims against Rancher's chapter 11 bankruptcy estate in order to disclose information deemed to be material, important, and necessary for creditors of Rancher to make an informed decision in exercising their right to vote for acceptance or rejection of the Debtor's Plan of Reorganization dated October 15, 2010 (the "Plan"). The Plan has been filed with the United States Bankruptcy Court for the District of Colorado (the "Court"), and a copy of the Plan is attached as Exhibit 1 hereto.

THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, AND THE COMMISSION HAS NOT RENDERED AN OPINION UPON THE ACCURACY OR ADEQUACY OF ANY STATEMENTS CONTAINED IN THIS DOCUMENT. BANKRUPTCY COURT APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY BANKRUPTCY COURT APPROVAL OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCIES BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN SHALL CONTROL.

     I. PROCEDURE REGARDING APPROVAL OF DISCLOSURE STATEMENT AND VOTING PROCEDURES AND CONFIRMATION OF THE PLAN

         This Disclosure Statement is provided to all of Rancher's creditors, equity security holders and other parties in interest entitled to it under the Bankruptcy Code. This Disclosure Statement is intended to provide adequate information to enable the typical creditor, equity security holder, or other party in interest to make an informed decision to accept or reject the Plan. YOU ARE ENCOURAGED TO READ THE PLAN, THIS DISCLOSURE STATEMENT, AND ALL EXHIBITS THERETO IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN. Prior to its distribution to all creditors, equity security holders and other parties in interest, the Court approved this Disclosure Statement by Order dated _________ __, 2010 as containing adequate information; however, Court approval of this Disclosure Statement does not imply Court approval of the Plan.

A.       Voting on the Plan

         Your vote on the Plan is important. The Plan can be implemented only if it is confirmed by the Court. The Plan can be confirmed only if, among other things, it is accepted by the holders of two thirds in amount and more than one-half in number of the Claimants holding Claims in at least one impaired Class who actually vote on the Plan. In the event the requisite acceptances are not obtained from the other impaired Classes, the Court may nevertheless confirm the Plan if the Court finds that it is fair and equitable to the Class or Classes rejecting it.

         Holders of claims in Classes 1, 2(a), 2(b), 2(c), 3, 5(a), 5(b), 8, 9 and 10 are impaired. Holders of Allowed Claims in these Classes are therefore entitled to vote. If you have a disputed, contingent or unliquidated claim, you must have your claim estimated by the Court in order to vote.

         Because Claims in Classes 4, 6 and 7 are unimpaired, these Classes are deemed to accept the Plan, and holders of Claims and interests in these Classes will not vote on the Plan.

         The Court will hold a hearing on confirmation of the Plan on _______________________, and will then, among other things, determine the results of the vote. The date on which the Court approves the Plan is the "Confirmation Date," and the "Effective Date" is the date that is thirty (30) days after the Confirmation Date (unless an appeal is taken and a stay of the confirmation order is obtained, or Rancher, by notice filed with the Court, elects an earlier Effective Date). Objections to Confirmation are due on or before _______________________.

         A ballot pursuant to which the holder of an Allowed Claim may vote on the Plan accompanies this Disclosure Statement. Completed ballots should be mailed or otherwise delivered so as to be received no later than 5:00 p.m. Mountain Time on _______________________ to:

Christian C. Onsager
Michael J. Guyerson
Onsager, Staelin & Guyerson, LLC
1873 S. Bellaire St., Suite 1401
Denver, CO 80222

     If your ballot is damaged or lost, or if you have any questions concerning voting, you may contact Christian C. Onsager (email: consager@osglaw.com) or Michael Guyerson (email: mguyerson@osglaw.com) or by phone at (303) 512-1123.

     B. Cram Down

     The Bankruptcy Code allows the Court to confirm a plan of reorganization or to "cram down" a plan of reorganization despite its rejection by a class of impaired claims under some circumstances. The Bankruptcy Code provides that if an impaired class rejects a proposed plan, then the plan cannot be confirmed unless at least one class of claims that is impaired under that plan has accepted it. In this regard, the Court must determine acceptance without including any vote by any insider, and further, the Court must conclude that the plan "does not discriminate unfairly, and is fair and equitable" with respect to the claims of the impaired class. Rancher will invoke its right to request the Court to confirm the Plan under such circumstances.

                           II. HISTORY OF THE DEBTOR

     A. Origin of the Business.

     Rancher was incorporated as Metalex Resources, Inc., ("Metalex") on February 4, 2004, a Nevada corporation. Metalex became publicly traded on April 22, 2005 with the stated purpose of exploring for precious metals in the Province of British Columbia, Canada. Metalex found no commercially exploitable deposits or reserves of gold. On April 19, 2006, Metalex changed its name to Rancher Energy Corp. Rancher then focused its business on oil and gas exploration and production in the Rocky Mountains. In June, 2006, Rancher began acquiring oil and gas properties in Wyoming and Montana.

     B. Rancher's Oil and Gas Operations

     A. By 2007 Rancher's business strategy was to use modern tertiary recovery techniques on older, historically productive fields with proven, in-place oil and gas. Using water flood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil prices combined with advances in oil recovery have made this strategy profitable to other companies in the industry.

     Rancher acquired its significant oil and gas holdings in January, 2007 for approximately $67 million. By the middle of 2007, Rancher had acquired oil and gas properties with proved and unproved reserves worth an estimated $79 million. In 2007 and 2008, Rancher assembled a team of technical staff with expertise in applying secondary and tertiary enhanced oil recovery techniques and, specifically, water flooding and CO2 injection.

     Rancher now operates four fields, including the South Glenrock A Field, South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field in the Powder River Basin, Wyoming in the Rocky Mountain region of the United States. The oil production from Rancher's properties is relatively high quality crude, ranging in gravity from 34 to 36 degrees, and low in sulfur. Rancher sells its oil to a crude aggregator on a month-to-month term. The oil is transported by truck, with loads picked up daily. The prices Rancher currently receives are based on daily price postings for Wyoming Sweet crude oil, adjusted for gravity, plus approximately $2.12 to $2.35 per barrel

     C.   Rancher's Prepetition Financial Structure

          i.   Rancher's Capital Structure

     Rancher is a publicly traded company (ticker ID: RNCHQ) and has current outstanding common shares of 119,036,700 out of a total of 275,000,000 authorized shares, par value ($0.0001) each. Rancher also has reserved 54,632,565shares for outstanding warrants and 12,206,000 for options for a total of 185,875,265 shares. Thus only 89,124,735 shares currently remain available for issue. Rancher's Plan implements a 15 for 1 reverse stock split for all common shareholders and option holders. Warrant holders are provided common stock based on the reverse split and the deemed current value of the warrants. Rancher anticipates that a maximum of 20% of the common shares of the reorganized company will be available for distribution to holders of common stock, options and warrants.

          ii.  Rancher's Principal Assets


     On December 22, 2006, Rancher purchased certain oil and gas properties for $46,750,000, before adjustments for the period from the effective date to the closing date, plus costs of $323,657 and warrants to purchase 250,000 shares of common stock. The oil and gas properties consisted of (i) a 100% working interest (79.3% net revenue interest) in the Cole Creek South Field, and (ii) a 93.6% working interest (74.5% net revenue interest) in the South Glenrock B Field. Both fields are located in Converse County Wyoming in the Southern Powder River Basin. On January 4, 2007, Rancher acquired the Big Muddy and South Glenrock A Fields, also located in the Southern Powder River Basin. The total purchase price was $25,000,000 and closing costs were $672,638.

     As of the Petition Date, Rancher's principal assets were interests in oil and gas producing properties in Wyoming. The proven developed and producing ("PDP") reserves on those properties have an estimated value of $14,590,000. The proven, developed but not producing ("PDNP") reserves on those properties have an estimated value of $763,000. The proven undeveloped ("PUD") reserves to be extracted using enhanced oil recovery techniques have an estimated value in excess of $60,000,000. The remaining economic life of the Rancher fields, the point when the cost of production is forecasted to exceed the revenues to be generated from the remaining reserves is at least 50 years, perhaps longer depending on technologies used. There are approximately 15.0 million barrels of proven recoverable reserves on these properties.

     As, estimated by Gustavson & Associates as of February 26, 2010, the value of Rancher's oil and gas properties totals $50,200,000, which is broken down as follows:

                              Net Oil Market Value
Reserve Category                           MBbl                       $
------------------------------- ------------------------ -----------------------
PDP
    Rancher Interests                        762.88              $11,100,000
    Gas Rock 3% ORRI                          30.10                 $688,000
    Gas Rock 10% NPI                                              $1,300,000
------------------------------- ------------------------ -----------------------
PDNP
    Rancher Interests                      1,622.40              $17,400,000
    Gas Rock 3% ORRI                          65.68              $ 1,500,000
    Gas Rock 10% NPI                                              $2,500,000
------------------------------- ------------------------ -----------------------
PUD
    Rancher Interests                      9,153.66              $21,700,000
    Gas Rock 3% ORRI                         352.35               $2,700,000
    Gas Rock 10% NPI                                              $4,800,000
------------------------------- ------------------------ -----------------------

         In addition, Rancher's properties include the Niobrara formation, which is believed to contain significant quantities of shale oil. The extent of this formation and its value are not entirely known, though as explained in Section D(iii), below, there has been significant interest in this formation in the area in which Rancher's properties are located.

South Glenrock B Field

         The South Glenrock B Field, located in Converse County, Wyoming, is about 20 miles east of Casper in the east-central region of the state. The field was discovered by Conoco, Inc. The South Glenrock B Field produces primarily from the Lower and Upper Muddy formations as well as the Dakota formation. All the formations are Cretaceous fluvial deltaic sands with extensive high reservoir quality channels. The structure dips from west to east with approximately 2,000 feet of relief. The South Glenrock B Field is an active waterflood that currently produces approximately 128 barrels of oil per day ("BOPD") of sweet 35-degree API crude oil. As of the date of this Disclosure Statement, there are twenty active producing wells and thirteen injector wells servicing the field. This waterflood unit was developed with a fairly regular 40-acre well spacing and drilled with modern rotary equipment.

         In February, 2010 Rancher engaged a geologist to conduct a preliminary evaluation and analysis of Niobrara Shale potential for hydrocarbon production in the South Glenrock B Field. The report concluded that the Niobrara in the study area has characteristics similar to Niobrara sections where oil production has already been established, making the area a viable target for development.

Big Muddy Field

         The Big Muddy Field is located seventeen miles east of Casper, in Converse County, Wyoming. The field was discovered in 1916 and has produced approximately 52 million barrels of oil from several producing zones including the First Frontier, Stray, Shannon, Dakota, Lakota, Muddy and Niobrara formations. The Big Muddy Field was waterflooded starting in 1957. The Big Muddy Field is currently producing about 38 BOPD of 36-degree API sweet crude oil, from five producing wells with two water injection wells servicing the field. The field was developed with an irregular well spacing and drilled mostly with cable tools.

         In February 2010 Rancher engaged a geologist to conduct an evaluation and analysis of Niobrara Shale potential for hydrocarbon production in the Big Muddy Field. The report concluded that the Niobrara in the study area has characteristics similar to Niobrara sections where oil production has already been established, making the area a viable target for development.

         The current reservoir pressure is very low and not sufficient for effective CO2 flooding. Pending financing, Rancher's near-term plans for the Big Muddy Field are to build facilities and reactivate or drill new injection wells in order to inject disposal water produced as a result of CO2 operations in the South Glenrock B Field. The injection of this water should have the effect of raising the Big Muddy reservoir pressure for the planned CO2 flood. Rancher also hopes to drill or reactivate additional production wells in order to produce more oil from this reactivated waterflood. The Big Muddy Field required unitization prior to a waterflood or a CO2 flood.

         The Wyoming law required Rancher to form the Wall Creek/2nd Frontier formation. The unitization 2nd Frontier was completed in calendar year 2008.

Cole Creek South Field

         The Cole Creek South Field, also in the Powder River Basin, is located in Converse and Natrona counties, about fifteen miles northeast of Casper in the east-central region of wyoming. The Cole Creek South Field was discovered in 1948 by the Phillips Petroleum Company. Production at Cole Creek South was originally discovered on the structure in the Lakota sandstone. After drilling a number of wells along the crest of the structure that had high water cuts, the Lakota zone was not developed in favor of the Dakota sandstone. Injection into the Dakota formation began in December 1968 and reached peak production in April 1972.

         Production comes from two units at Cole Creek South. One unit is the Dakota Sand Unit which is under active waterflood. The other unit is the Cole Creek South Unit which is a primary production unit. Cole Creek South Field produces, in total, approximately 73 BOPD of 34 degree API sweet crude oil from ten producing wells. There are nine active injector wells in the field. Production is from the Dakota, Lakota and First and Second Frontier formations.

         In February, 2010 Rancher engaged a geologist to conduct an evaluation and analysis of Niobrara Shale potential for hydrocarbon production in the Cole Creek South Field. The report concluded that the Niobrara in the study area has characteristics similar to Niobrara sections where oil production has already been established, making the area a viable target for development.

         The Cole Creek South Field is presently at reservoir pressure sufficient for miscible CO2 flooding and the wells are generally in good working condition. Due to the small size, in comparison to the South Glenrock B Field and the Big Muddy Field, the Cole Creek South Field would be the third field to undergo CO2 flooding. Subject to obtaining financing and securing a CO2 supply, Rancher would start CO2 injection in the Cole Creek South Field in within four to five years after commencing CO2 injection in the South Glenrock B Field.

South Glenrock A Field

         The South Glenrock A Field, also located in Converse County Wyoming about 18 miles east of Casper, produces approximately twenty six BOPD from two wells in the Muddy, Dakota and Shannon formations. Due to the relatively small reservoir, this field was not included in plans for CO2 flooding. Sinclair Oil & Gas Company was the initial Operator and started waterflooding activities late 1966.

         In February, 2010 Rancher engaged a geologist to conduct an evaluation and analysis of Niobrara Shale potential for hydrocarbon production in the South Glenrock A Field. The report concluded that the Niobrara in the study area has characteristics similar to Niobrara sections where oil production has already been established, making the area a viable target for development.

         The following table summarizes reserves, ownership interests and daily production of Rancher's properties as of March 31, 2010:


------------------------- --------------- ------------------ ----------- ------------- ---------------- --------------
                              Proved      Proved Developed                                  Daily           Daily
                             Reserves        Producing %     PV - 10     Net Revenue     Production      Production
         Field            (Barrels) (A)                      ($000) (A)    Interest    (Bbls) - Gross   (Bbls) - Net
------------------------- --------------- ------------------ ----------- ------------- ---------------- --------------

South Glenrock B                 399,302        100%             $3,832    73.4% -           128              96
                                                                            77.7%
------------------------- --------------- ------------------ ----------- ------------- ----------------- -------------
Big Muddy                         40,229        100%                579     77.9%             38              30
------------------------- --------------- ------------------ ----------- ------------- ----------------- -------------
Cole Creek South                 344,442         90%              4.321  75% - 78.3%          73              56
------------------------- --------------- ------------------ ----------- ------------- ----------------- -------------
South Glenrock A                  67,206        100%              1,018  75% - 77.6%          26              20
------------------------- --------------- ------------------ ----------- ------------- ---------------- --------------
                   TOTAL         851,179          -              $9,750                      265             202
------------------------- --------------- ------------------ ----------- ------------- ---------------- --------------


         On the Petition Date, Rancher also owned machinery, equipment and vehicles with an estimated value of $700,000; accounts receivable of approximately $556,000; and a cash performance bond posted for the benefit of the State of Wyoming in the face amount of $815,000.

         As of __________, 2010, Rancher has cash in Bank in the amount of $______[to be updated]. As of August 31, 2010, the face amount of Rancher's accounts receivable was $529,948.

               iii. Rancher's Prepetition Debt

         In October 2007, Gasrock Capital, LLC ("Gasrock") loaned Rancher approximately $12,240,000 (the "Loan") to allow Rancher to begin development of its properties while Rancher sought further capital infusions. The Loan was extended through October, 2009 and the outstanding principal balance Gasrock claimed due on the date Rancher filed its bankruptcy petition (the "Petition Date") was approximately $10,275,000. Gasrock holds prepetition security interests in substantially all of Rancher's assets, including oil and gas properties, accounts receivable and machinery and equipment. As explained in section III(D)(ii), Rancher disputes the amount Gasrock claims is due and has commenced an adversary proceeding to recover transfers of property and money to Gasrock.

         Rancher scheduled approximately $325,000 in unsecured, prepetition debt to various service providers, taxing authorities and employees.

         Anadarko Petroleum Corporation ("Anadarko") has filed a proof of claim against Rancher for an unliquidated amount alleging no less than $54,000,000 is due. Rancher disputes that any amount is due to Anadarko because Rancher believes the contract never became effective and the penalty is unenforceable. Rancher filed an objection to Anadarko's proof of claim and the deadline for Anadarko to respond to Rancher's Objection is August 20, 2010. On October 13, 2010, Rancher and Anadarko agreed to settle the dispute and allow Anadarko's claim in the amount of $375,000.

         Creditors alleging claims against Rancher have filed additional proofs of claim against Rancher totaling approximately $1,575,000. These claims include a claim by the Bureau of Land Management ("BLM") for approximately $1,095,000 for certain forecasted expense related to plugging and shutting-in wells on Rancher's property. Rancher believes that no amount is currently due to the BLM because Rancher will continue to operate its wells and perform its plugging and shutting-in responsibilities, which is provided for in the Plan. The BLM has indicated to Rancher it approves of the proposed treatment of the BLM claim in the Plan.

         One significant claim not scheduled may arise from the rejection of Rancher's office lease. The amount the landlord claims due is approximately $398,000. Rancher is investigating the validity of the amount claimed due, but in all events does not believe the claim will exceed $________ as the result of the cap imposed by ss. 502(a)(7) of the Code, which limits the claim to one year of rent.

         In addition, a group of stockholders have asserted claims against Rancher for securities violations in the aggregate amount of $1,776,050. Rancher is currently investigating the validity of the claims. Even if the claims were allowed in full, however, the claims will be subordinated to other claims pursuant to 11 U.S.C. ss. 510(b). I insurance coverage may exist for the claims and the respective carriers have been notified.

               iv.  Rancher's Prepetition Financial Performance

         For the year ended March 31, 2009, Rancher recorded crude oil sales of $5,140,660 on 65,308 barrels of oil at an average price of $78.71. In 2009,

Rancher recorded an impairment in the carrying value of its oil and gas properties of $39,000,000 to reflect the excess carrying value over the estimated value of the assets for combined loss of $46,000,000.

         Immediately prior to the Petition Date, Rancher's daily oil production was approximately 205 barrels per day and the average net price per barrel Rancher received was approximately $53. Rancher's quarterly revenue from the sale of oil was approximately $696,000 with total operating expenses of approximately $1,542,049, of which Rancher had $781,846 in general administrative expenses.

     D. Events Precipitating Bankruptcy

         The final event that caused Rancher to file for bankruptcy protection was the seizure of funds in Rancher's bank account by Gasrock and Gasrock's threat to commence a foreclosure of Rancher's oil and gas properties in October, 2009.

               i.   Gasrock Loan History

         The enhanced oil recovery techniques Rancher intended to employ required a significant capital investment and Rancher had sought additional equity investments and loans to satisfy its capital needs. The October, 2007 loan from Gasrock was intended to be a one year loan to allow Rancher to begin work on its enhanced oil recovery techniques by re-working existing wells to increase production and revenue and to attract additional investment to fund the capital expenses necessary for the water flooding and CO2 injection of certain of its fields. In connection with the Loan, and in addition to interest, Gasrock required that Rancher give Gasrock a 2.0% overriding royalty interest in all its oil and gas properties. The overriding royalty interest requires that Rancher pay Gasrock an amount equal to 2.0% of the gross oil sold less specified tax, marketing and transportation costs.

         By October, 2008, Rancher had not attracted the equity investment it needed to complete the proposed development of its oil and gas properties. On October 22, 2008 Rancher and GasRock extended the Loan. The terms of the extensions required Rancher to make a $2,240,000 principal payment to GasRock and required Rancher to give Gasrock an additional 1.0% overriding royalty interest in Rancher's oil and gas properties. In exchange, the maturity date of the Loan was extended only six months to April 30, 2009.

         By April 30, 2009, Rancher was still unable to attract the investment capital or a replacement credit to pay the Loan. Six short extensions were granted between April 30 and June 3, 2009. On June 3, 2009 Rancher and Gasrock entered into the eighth amendment to the Loan that extended the maturity date of the Loan to October 15, 2009. Gasrock also increased the face rate of interest payable on the Loan to 16.0%. In exchange for the extension, Gasrock required that Rancher give Gasrock a 10% net profits interest, in all of Rancher's oil and gas properties. The net profits interest requires that Rancher pay Gasrock 10% of the proceeds from Rancher's oil sales, reduced only by specified tax, marketing, lease operating expenses and transportation costs.

         The Loan matured on October 15, 2009 because Rancher was unable to attract capital or credit to pay the Loan. Shortly thereafter, Gasrock gave Rancher notice of default and notice of its intent to foreclose on its collateral. On October 21, 2009, Gasrock swept Rancher's bank accounts taking approximately $99,000, which left Rancher with no operating funds. Rancher filed its voluntary petition on October 28, 2009.

               ii.  Other Events

         In December, 2006, Rancher entered into a contract to purchase CO2 from Anadarko Petroleum Corporation in anticipation of implementing its enhanced oil recovery techniques. The contract provides for a penalty of $54,750,000 in the event Rancher breached the agreement. No pipeline to deliver the CO2 was ever constructed, Anadarko never delivered any CO2 to Rancher, and Rancher never purchased any CO2 from Anadarko. As a result, Rancher believes that the contract never became effective and that the penalty is unenforceable. Nevertheless, potential investors were concerned about investing until the enforceability of the contract was resolved. As noted above, Rancher and Anadarko have settled the amount of Anadarko's claim at $375,000.

         In June, 2008, the price Rancher received for a barrel of crude oil peaked at more than $128 per barrel. That price fell to $63 per barrel by October, 2008, and by December, 2008, bottomed at $25 per barrel. This drop, the tightening in credit markets and global financial crisis reduced the short term value of Rancher's oil and gas holdings and hurt Rancher's ability to obtain investment capital or permanent financing to replace Gasrock.

         The overriding royalty interests and net profits interest Gasrock required in connection with the Loan and first extension also contributed to Rancher's inability to obtain the necessary capital or additional credit it needed for its development and to pay the Loan. In effect, the overriding royalty interests require that Rancher pay Gasrock 3.0% of the total revenue
Rancher received from the sale oil each month. Similarly, the net profits interest requires that Rancher pay to Gasrock 10% of the net profit it receives on oil sales.

         During Rancher's highest period of oil production in the term of the Loan, Rancher paid more than $16,000 to Gasrock for one month on the overriding royalty interests. Because the net profits interest is calculated before many expenses and accrued costs are taken into account, Rancher, and paid more than $29,500 in a single month to Gasrock on the net profits interest for a month in which Rancher sold 6,422 barrels of oil.

         Over the course of the Loan, Rancher has paid more than $460,000 on the overriding royalty interests and the net profits interest. Gasrock did not apply these payments to the Loan. This cash drain that left Rancher unable to do the work necessary to increase or even sufficiently maintain oil production of some of its fields. Moreover, because the payments required under overriding royalty interests and net profits interest increase as production increases, no equity investment in Rancher would yield a sufficient return on the capital.
Accordingly, the overriding royalty interests and net profits interest collectively left Rancher with too little net revenue interest in the oil fields to attract investment.

         In June, 2009 a shareholder proxy contest was commenced by a group of Rancher shareholders and ultimately a shareholder election was held on September 30, 2009. A new slate of company directors was elected as a result of the vote. Shortly after taking control, the new board terminated the company CEO and

President, Mr. John Works. Mr. Richard Kurtenbach, the Chief Accounting Officer, Ms. Denise Greer, the Manager of Land & Operations, and Lisa Dimuccio, the
Controller, were retained by the new board. Ms. Greer and Ms. Dimuccio are presently acting in that capacity for Rancher. Mr. Kurtenbach left the company in July 2010.

                      III. EVENTS SINCE THE PETITION DATE

     A. Operations. Since the Petition Date, Rancher has used funds to repair, maintain, and bring back into production dormant or idle wells with a success rate of approximately 80%. As a result, Rancher has increased its daily oil production to approximately 260 barrels today. Rancher anticipates the eventual recovery of the capital costs of the repairs and the generation of net new revenues for the company from these efforts. This program will continue under this Plan.

         In November, 2009, the Court granted Rancher's motion for interim use of cash collateral. Rancher immediately took steps to reduce operating costs and overhead, including salary cuts of 10% - 20% for employees and the rejection of the office lease for our corporate headquarters. In addition, Rancher carried out a program of repair and remediation on a number wells that had become non-producing, resulting in a 25% increase in daily crude oil production as compared to pre-petition production levels.

         Commencing in December, 2009, Rancher has carried out repair and remediation work on a number of non-productive wells, bringing them back on production and increasing daily production from the fields by approximately 50 barrels or 25% compared to the pre-petition production levels. Rancher continues to evaluate the productive capabilities of the fields with the primary objective of identifying additional low cost projects to enhance production and a secondary objective to identify additional productive formations on our existing leasehold position.

     B. In March, 2010, with Court authorization, Rancher retained a professional geologist with extensive experience in the Powder River Basin, to conduct an evaluation and analysis of the Niobrara Shale potential for hydrocarbon production in and around our fields and other aspects of its assets. That evaluation and analysis was completed in May 2010 and concluded that the Niobrara in the study area has characteristics similar to Niobrara sections where oil production has already been established, making the area a viable target for development. Rancher is developing a strategy with BWAB Oil and Gas Investments, LLC ("BWAB") to fully exploit this resource.

     C. Financial Performance. Monthly revenue from production and sales has increased from approximately $225,000 per month for the period immediately prior to the Petition Date to over $358,000 for June, 2010. Cash in the bank increased from $0 to more than $674,956.00 as of September 30, 2010, subject to normal collection and payment cycles.

        As of _______________, Rancher's daily oil production was approximately ___barrels per day and the average net price per barrel Rancher received was approximately $__. Rancher's third quarter revenue from the sale of oil was approximately $_____ with total operating expenses of approximately $________, of which Rancher had $______ was general administrative expense. Attached as

Exhibit __ are the balance sheet and profit and loss statement from Rancher's most recent monthly operating report filed with the Court.

     D. Chapter 11 Events.

               i.   Cash Collateral.

         Because Gasrock claimed prepetition security interests in substantially all of Rancher's assets, Rancher could not use the funds it obtained from selling oil absent without the consent of Gasrock or court permission. Rancher filed its Supplemental Emergency Motion for Use of Cash Collateral (the "Motion"), on November 6, 2009. With the consent of GasRock and upon the record made at the November 10, 2009 hearing to consider the interim relief requested in the Motion the "Interim Hearing" and the final hearing(s) held on January 27, 2010 and April 9, 2010 ("Final Hearing"), the use of cash collateral has been allowed, albeit restricted by a Cash Collateral Budget, pending a final ruling by the Court.

         Until April 1, 2010, Rancher used proceeds from oil sales to run its business with Gasrock's consent. A final cash collateral hearing was concluded on April 30, 2010, final written closing arguments filed on May 27, 2010 and the matter now before the Court for a final order on the use of cash collateral. The primary dispute between Rancher and Gasrock is over the value of Rancher's oil and gas producing properties. Rancher estimates the value of its oil and gas properties as $50,200,000. Gasrock estimates the value of Rancher's oil and gas properties as $12,500,000. The difference in value estimates results from Gasrock not assigning any value to PDNP and PUD reserves that Rancher intends to recover with its enhanced recovery techniques, including waterflood and CO2 injection. Rancher believes Gasrock's estimate of value is the liquidation value of Rancher's properties if the properties were operating at the time of a sale.

         On September 2, 2010, the Court entered an order granting Rancher's Motion to Use Cash Collateral. As part of the September 2nd order, the Court required Rancher to file a proposed amended final cash collateral order in cooperation with Gasrock. Rancher and Gasrock did not agree on the proposed form of the amended final cash collateral order. The Court is conducting a hearing on the proposed form on October 19, 2010.

               ii.  Gasrock Adversary.

         On February 12, 2010,  Rancher  commenced an adversary  proceeding (the
"Adversary") against Gasrock in which Rancher seeks to avoid conveyances of property to Gasrock or for damages in the amount of the property conveyed, to recognize that conveyances of property to Gasrock were intended only as security, to recover damages for violations of applicable usury law and to recover payments and conveyances of property to Gasrock as preferences, among other claims. Rancher claims damages in the total amount of approximately $40,000,000 and the return of certain transfers of property.

         Rancher's complaint (the "Complaint") in the Adversary contains nine claims for relief. The First, Second and Third Claims for Relief seek to recharacterize the Initial ORRI,1 the Extension ORRI and the 10% NPI, respectively, as security interests. The Fourth Claim for Relief seeks damages for violations of usury law. The Fifth Claim for Relief seeks to avoid as constructive fraudulent transfers under 11 U.S.C. ss. 548, the Extension ORRI, the 10% NPI and all payments made on the ORRI and 10% NPI. The Sixth Claim for Relief seeks to avoid as constructive fraudulent transfers under 11 U.S.C. ss. 544 and the applicable Uniform Fraudulent Transfer Act, the Extension ORRI, the 10% NPI and all paymen s made on the ORRI and 10% NPI. The Seventh Claim for Relief seeks to avoid as preferences the Extension ORRI, the 10% NPI and all payments made on the ORRI and 10% NPI within one year of the Petition Date. The Eighth Claim for Relief seeks to avoid all postpetition payments made on the ORRI and 10% NPI to the extent the ORRI and 10% NPI are avoided or recharacterized. The Ninth Claim for Relief seeks to equitably subordinate any allowed claim of GasRock.

         Gasrock has disputed its liability in the Adversary and filed a motion to dismiss all of Rancher's claims in the Adversary. The Court has not yet ruled on Gasrock's motion to dismiss. Rancher and Gasrock have conducted and are conducting discovery in the Adversary. No trial date has been set in the Adversary. The Complaint and other pleadings filed in the Adversary are available through the Court's electronic filing system at case no. 10-01173.

               iii. Plan Evalaution Options

         Before filing its Plan, Rancher explored three plan and potential field development options. The first option required investment capital sufficient to implement the CO2 flood which was the original development plan of Rancher. The second option required sufficient capital to implement only the water flood of its Big Muddy field. The third option required a smaller capital infusion to fund the repair and re-working of current idle or down wells to increase production from current assets and to fund capital expansion and operations over a longer term while servicing the GasRock debt.

         A fourth option has now emerged with the development of technology designed to open up the Niobrara shale formations to oil production. Recent success in North and South Dakota and now reaching down into Wyoming has directly impacted Rancher's oil properties in a positive manner. Rancher's current properties appear to hold significant Niobrara shale formations and the recent success of BLM lease auctions in the Casper area for shale properties has yielded a value in excess of $2,000.00 dollars per acre in many cases. Rancher and BWAB have now developed a strategy for developing the Rancher shale prospects and increasing production and returns from existing wells and have planned the drilling of new wells to target the shale formation. The agreement between BWAB and Rancher is discussed in Section VI "Means of Implementation of the Plan," below.

         Rancher has aggressively pursued each option to field development and after receiving three written letters of interest as well as numerous other inquiries, and with the assistance of its advisors, has concluded that the Plan it has filed is the best method of preserving all future development options, including shale development and future CO2 and water flood operations. The feasibility of the Plan is analyzed in more detail in Section V, below.

         Upon Rancher's emergence from bankruptcy, it expects to pursue its existing longer term business strategy to employ modern enhanced oil recovery technology to recover hydrocarbons that remain behind in mature reservoirs.

Directional drilling and advanced fluid fracking will be utilized to explore and maximize the shale formations which have been identified as the most readily developable. Long term and if feasible CO2 injection may be utilized as it is one of the most prevalent tertiary recovery mechanisms for producing light oil. Water injection and water flood, which is already being done on portions of the Rancher fields, will continue and be increased as appropriate. Finally existing wells will be repaired and reworked as is prudent to increase production from existing assets. In addition, Rancher anticipates drilling to establish production from the Niobrara shale.

               iv.  Miscellaneous Adminitrative Events

         Since the Petition Date, Rancher has accomplished the following:

     1. Rancher has requested and obtained a Court approved deadline for filing prepetition proofs of claim;

     2. Rancher has assumed all non-residential real property leases, purely as a precautionary matter;

     3. Rancher has rejected its prior office space lease and an executory contract with Anadarko.

     4. Rancher has improved its per day oil production by approximately 20%, without the use of any Debtor-In-Possession funding or credit, and continues to increase production further;

     5. Rancher has retained General Capital Partners ("GCP") as its investment bankers and business consultant to assist it in exploring of all its Plan options and in the filing of this Plan. GCP has significant experience in the oil and gas industry and in raising capital and funding.

     6. Rancher has proper insurance in place, is current on payroll, payroll taxes and withholdings, has filed and is current with all Monthly Operating Reports and paid all U.S. Trustee fees to date. It has filed all required SEC filings and reports to date and continues to maintain its status as public company.

     7. Initial claims objections are being prepared and the Anadarko proof of claim has been formally objected to. Rancher and Anadarko have agreed that Anadarko's $54,000,000 claim will be reduced to $375,000, pending approval of the settlement. Settlement negotiations are underway with several other disputed claims.

     8. Rancher filed an adversary proceeding against Gasrock challenging the NPI and ORRI interests and seeking a re-characterization of some of the transactions with GasRock. Discovery is scheduled to be completed in December 2010, and a trial setting will be obtained in December as well.

     9. Rancher filed and obtained a Court ruling authorizing its use of cash collateral over the objections of Gasrock and also obtained an extension of the exclusive period to file this Plan and obtaining acceptances.

                           IV. PLAN OF REORGANIZATION

         The following is a simplified description of the Plan. REFERENCE SHOULD BE MADE TO THE PLAN FOR A FULL ANALYSIS OF ITS CONTENTS.

         Purpose of the Plan: The primary purpose of the Plan is to repay creditors. Rancher believes that its Plan is in the best interests of the creditors and the Interest holders. See "FEASIBILITY AND LIQUIDATION ANALYSIS,"
Section IX, below.

         General Overview: The Plan provides for the priority and secured creditors to be paid in full. Unsecured creditors will share in a "pot" of $600,000. Certain insider claimants with convertible notes are given the option of conversion (all holders in this Class have indicated they will elect to convert and therefore will not be paid in full). Shareholders will retain their interests diluted either 5 to 1 or 10 to 1 depending on the resolution of the GasRock adversary proceeding. In addition, all common stock will be subject to a reverse split at a 15 for 1 ratio. Warrant holders will receive the deemed value of their warrants in common stock, adjusted for the 15 for 1 reverse split. All stock options will be adjusted for the reverse split.

Rancher's long term strategy is to substantially increase production and reserves in these fields by using water flood and CO2 enhanced recovery techniques and develop the Niobrara shale formation. Rancher will fund its operations from current cash flow and will focus upon increasing production from existing wells and non-producing wells. In addition, BWAB will contribute no less than $12.0 million to, among other things, satisfy in full, or in substantial part, any allowed claim of Gasrock. As a result of this de-levering of the balance sheet, Rancher anticipates funding expanded oil and gas development activities and other expenses from borrowing or further equity contributions. In return for its equity contributions, BWAB will receive preferred stock equal to 65% of the fully diluted equity interests in Rancher. The preferred stock carries a 12% dividend, and at such time as the preferred holders have recovered their equity infusion with fill dividend, the preferred stock will convert to either 70% (if Rancher is substantially successful in the GasRock adversary) or 80% (if Rancher is not substantially successful in the GasRock adversary) of Rancher's common stock on a fully diluted basis. This Plan is thus not dependent upon finding either equity or new lender or Rancher's success in the Adversary proceeding against Gasrock.

     A. TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

         Administrative Priority Claims. Claims for administrative expenses include all costs and expenses of the administration of the Chapter 11 case allowed under ss. 503(b) of the Bankruptcy Code and entitled to priority under ss. 507(a)(1) of the Bankruptcy Code. The Plan provides for payment in full of all allowed administrative expenses on or after the Effective Date in the ordinary course of business unless paid prior thereto or if the holder of such administrative expense has agreed to a different treatment, and otherwise as soon as practicable after the Effective Date. Any administrative expense that is the subject of an objection or potential objection as of the Effective Date, and therefore has not yet been allowed by the Bankruptcy Court, will be paid in the amount ultimately allowed promptly after resolution of the objection. Rancher does not anticipate any Administrative Priority Claims out of the ordinary course of business other than Professional Fee Claims.

              Professional Fee Claims. The following professionals have incurred fees through __$________________that remain unpaid in approximately the amounts set forth (net of interim payments made with Court approval), with those amounts subject to revision by virtue of the work necessary to conclude the reorganization process and approval by the Court after application, notice and opportunity for hearing:


Professional                                                Approximate Fees and Costs
------------                                                --------------------------

Onsager, Staelin & Guyerson, LLC (counsel to Rancher)       TBD
Dufford &  Brown                                            TBD
Overton & Associates                                        TBD
Gustavson Associates                                        TBD
General Capital Partners                                    TBD
Goolsby, Finley & Associates, LLC                           TBD
TCF Services, Inc.                                          TBD

         Professional Fees will continue to accrue through the Effective Date of the Plan. The Court will ultimately review and determine the allowance of all fees paid or to be paid to Rancher's attorneys and the other professionals described above. All fees of professionals approved by the Court will be paid by Rancher; no such professional fees have been guaranteed by anyone else.

         Fees of the United States Trustee payable under 28 U.S.C. Section 1930 will be paid on confirmation in accordance with ss. 1129(a)(12) of the Bankruptcy Code. Rancher has paid a quarterly fee of $6,500.00 for each of the quarters since the Petition Date. Rancher is current on payment of the quarterly fees to the United States Trustee and anticipates remaining current. Accordingly, Rancher estimates the total amount due to the United States Trustee will be at most $6,500 as of the confirmation date of its Plan of Reorganization. The obligation to pay quarterly fees will continue until the chapter 11 case is dismissed, converted or closed.

Classified Claims in the Plan as are described below:


---------------------- ----------------------------------------- ------------------------------------
CLASS                   CLAIM                                    VOTING
---------------------- ----------------------------------------- ------------------------------------

Class 1                 Pre-Petition   Ad  Valorem  Tax  Claims   Impaired/Entitled to Vote
                        -Secured
---------------------- ----------------------------------------- ------------------------------------
Class 2(a)              Wyoming   State  Dept.   of  Revenue  -   Impaired/Entitled to Vote
                        Unsecured
---------------------- ----------------------------------------- ------------------------------------
Class 2(b)              IRS    Pre-Petition    Tax   Claims   -   Impaired/Entitled to Vote
                        Unsecured
---------------------- ----------------------------------------- ------------------------------------
Class 2 (c)             All  Other  Pre-Petition  Tax  Claims -   Impaired/Entitled to Vote
                        Unsecured
---------------------- ----------------------------------------- ------------------------------------
Class 3                 Secured Claim of GasRock                  Impaired/Entitled to Vote
---------------------- ----------------------------------------- ------------------------------------
Class 4                 Priority Wage Claims                      Unimpaired/Deemed to Accept
---------------------- ----------------------------------------- ------------------------------------
Class 5(a)              General Unsecured Claims                  Impaired/Entitled to Vote
---------------------- ----------------------------------------- ------------------------------------
Class 5(b)              BLM Unsecured Claim                       Impaired/Entitled to Vote
---------------------- ----------------------------------------- ------------------------------------
Class 6                 Convenience   Class  Unsecured   Claims   Unimpaired/Deemed to Accept
                        (less than $1,000)
---------------------- ----------------------------------------- ------------------------------------
Class 7                 Royalty and Profit Interests              Unimpaired/Deemed to Accept
---------------------- ----------------------------------------- ------------------------------------
Class 8                 Interests (common shareholders)           Impaired/Entitled to Vote
---------------------- ----------------------------------------- ------------------------------------
Class 9                 Interests   (holders   of  options  and   Impaired/Entitled to Vote
                        warrants)
---------------------- ----------------------------------------- ------------------------------------
Class 10                Employee/Retention Agreement Stock        Unimpaired/ Deemed to Accept
                        Options
---------------------- ----------------------------------------- ------------------------------------
Class 11                Convertible Promissory Notes              Impaired/Entitled to Vote
---------------------- ----------------------------------------- ------------------------------------

     V. TREATMENT OF CLAIMS

     The following treatment of and consideration to be received by Claimants of Allowed Claims and Allowed Interests pursuant to this Plan shall be in full settlement, release and discharge of such Allowed Claims and Allowed Interests.

         Class 1 (Ad Valorem Claims-Secured Tax Claims). Class 1 consists of the Allowed Ad Valorem Tax Claims of Converse County, Wyoming. The Class 1 Claims shall retain their statutory liens with the same validity, priority and effect as such liens existed immediately prior to the Petition Date. The Class 1 Claims shall be amortized with interest at the rate specified by applicable Wyoming law for delinquent ad valorem taxes over the period from the Effective Date to a date that is five (5) years from the Petition Date and paid in monthly installments on the fifth of each month commencing on the fifth day of the calendar month after the Effective Date. The Class 1 Claim may be prepaid in whole or in part at any time without penalty or other cost.

         Class 2(a) (Wyoming Department of Revenue) Class 2(a) consists of the Allowed Claim of the State of Wyoming Department of Revenue for taxes entitled to priority under ss.507(a)(8) of the Code. The Class 2(a) Claim shall accrue from the Petition Date and shall be paid as follows:

     A. The amount of the Class 2(a) Claim shall be amortized over the period from the Effective Date to the date that is five (5) years from the Petition Date with interest at the rate specified by applicable Wyoming law for such delinquent taxes and shall be paid in monthly installments on the fifth of each month commencing on the fifth day of the first calendar month after the Effective Date.

     B. The Class 2 Claims may be prepaid in whole or in part at any time without penalty or other cost.

         Class  2(b)  (Internal  Revenue  Service)  Class 2(b)  consists  of the
Allowed Claims of the Internal Revenue Service for taxes entitled to priority under ss.507(a)(8) of the Code. The Class 2(b) Claims shall be paid as follows:

     A. The Class 2(b) Claims shall be amortized with interest at the rate specified in ss.6621(a)(2) of the Internal Revenue Code in effect on the Effective Date over the period from the Effective Date to the date that is five (5) years from the Petition Date and shall be paid in monthly installments on the fifth of each month commencing on the fifth day of the first calendar month after the Effective Date.

     B. The Class 2(b) Claims may be prepaid in whole or in part at any time without penalty or other cost.

         Class 3 (GasRock) Class 3 consists of the Allowed Secured Claim of GasRock pursuant to the October 16, 2007 Term Note originally payable to GasRock in the original principal amount of $12,240,000.00, as amended. The Class 3 Claimant shall retain its liens encumbering Debtor's Property with the same extent, validity, priority and effect as such liens existed immediately prior to the Petition Date. The Allowed Class 3 Claim shall accrue interest at the rate of 7.0% per annum, or such other rate as determined by the Court, from and after the Effective Date of the Plan.

     A. The Class 3 Claim shall be paid $11.8 million in Cash on or before the Effective Date. Any amount of the Class 3 Claim in Dispute will be treated in accordance with Section 9.6 of this Plan.

     B. Any balance of the Allowed Class 3 Claim remaining after the payment under subparagraph A above shall be paid in monthly installments calculated by amortizing the remaining balance over a 25 year period with interest at 7% per annum or such other rate as is determined by the Court, with the balance of principal and interest and payable in full five (5) years from the Effective Date.

     C. The Class 3 Claim may be prepaid in whole or in part at any time without penalty or other cost.

         Class 4 (Priority Wage Claims). Class 4 shall consist of all Allowed Claims entitled to priority under ss. 507(a)(2) of the Code. All Class 4 Claims shall be paid in full on the Effective Date. Any Allowed Claim held by a Class 4 Claimant in excess of the amount entitled to priority under ss. 507(a)(2) of the Code shall be treated as Class 5(a) Claim.

         Class 5(a) (General Unsecured Claims). Class 5(a) shall consist of Allowed General Unsecured Claims not otherwise specifically classified under this Plan. The Class 5(a) Claims shall be paid as follows:

     A. On the fifth day of the calendar month that is at least sixty days after the Effective Date, each Class 5(a) Claimant will receive a payment equal to its Pro Rata share of $600,000.

     B.   The Class 5(a) Claims shall not accrue interest.

         Class 5(b) (BLM Allowed Unsecured Claim) Class 5(b) shall consist of the Allowed General Unsecured Claim of the BLM for plugging and reclamation liability. The Class 5(b) Claim shall be satisfied by Rancher's remediation and other well workovers as required by the BLM pursuant to the schedule attached to the Plan as Exhibit B and otherwise as required by the BLM and applicable law and regulation in the ordinary course. Debtor's Performance Bond posted by Rancher for the benefit of the BLM in the current amount of $25,000.00 shall remain in place, and BLM shall retain all of its rights thereto in the event of a default by Rancher in its plugging and reclamation obligations.

     Class 6 (General Unsecured Claims less than $1000 - Convenience Class). Class 6 shall consist of Allowed General Unsecured Claims of less than $1000.00. Class 6 Claims shall be paid in cash in full on or before the first day of the calendar month that is at least thirty days after the Effective Date.

     Class 7 (Royalty & Leasehold Interest) Class 7 shall consist of all holders or royalty, overriding royalty, profit, net profit, working interests, or other similar oil and gas interests. Class 7 Allowed Claimants shall retain their interests and continue to be paid under their current agreements and thus remain unimpaired.

     Class 8 (Shareholder Interests) Class 8 shall consist of all common stock Interests in the Debtor as of the date that is twenty days after the Effective Date, and the holders of any Allowed Claims subject to subordination under ss.

510(b) of the Code. All Allowed Class 8 holders shall receive 1 new share in Rancher for every 15 shares currently held, thus effectuating a 15 for 1 reverse stock split (the "Reverse Split Ratio").

     Class 9 (Warrants ) Class 9 shall consist of all holders of warrants as shown on the Stock and Transfer records of Rancher as of the Record Date, which will be set by the Court as a date at least 10 days before the mailing of the Plan and ballots. All such warrants shall be cancelled and each Class 9 Claimant shall receive shares of the Debtor's common stock based on a deemed value for the warrants of one tenth of one cent per share. The warrant holders will thus receive common stock according to the following formula: one share of pre-reverse split common stock for every 25 shares of pre-reverse split common stock to which such Claimant would be otherwise entitled upon exercise of the warrants, divided by the Reverse Split Ratio. For purposes of illustration, the holder of warrants that would have entitled a Class 9 Claimant, upon exercise thereof, to 1500 shares will receive four shares of post-reverse split common stock (1500 divided by 25 divided by 15). No payment will be required from the warrant holders.

     Class 10 (Employee Stock Options) Class 10 shall consist of Allowed Claims for stock options vested as of the Record Date as the result of management retention agreements or employee stock option agreements. Such options shall remain unimpaired.

     Class 11 (Convertible Note Holders) Class 11 shall consist of Allowed Claims pursuant to Convertible Promissory Notes dated October 27, 2009. Each holder of such Notes shall retain the right to convert the Convertible Promissory Note to shares of common stock pursuant to the terms thereof, provided that conversion shall be at the conversion price provided in the Convertible Promissory Note adjusted for the reverse split described for the treatment of Class 8 Interest Holders.

                      VI. MEANS OF IMPLEMENTATION OF PLAN

         Post Confirmation Investment. BWAB will provide Rancher no less than $12.0 million in equity funding pursuant to the BWAB Agreement. In return, BWAB will be issued newly designated Class A convertible preferred shares at a par value of $0.0001 ("Rancher Preferred Stock"). The Rancher Preferred Stock shall have a liquidation value of $1.00 per share and mandatory cumulative dividends at the per annum rate of 12% compounded annually, payable in cash or common stock at the option of BWAB. At such time as the holders of the Rancher Preferred Stock have received $12.8 million plus the cumulative mandatory dividends thereon, the Rancher Preferred Stock shall convert to (a) 70% of the fully diluted outstanding shares of Rancher's common stock in the event the Debtor has recovered the 10% Net Profits Interest and 1% of the overriding royalty interests held that are the subject of the GasRock Adversary, (b) 80% of the fully diluted outstanding shares of Rancher's common stock in the event the Debtor has not recovered the 10% Net Profits Interest and 1% of the overriding royalty interests that are the subject of the GasRock Adversary, or (c) as otherwise provided in the BWAB Agreement if some but not all of the 10% Net Profits Interest and 1% Overriding Royalty Interest is recovered. In addition, 10% of the common stock shall be reserved for incentives to management personnel for services rendered after closing on the BWAB Agreement. The holders of the Rancher Preferred Stock shall have the right to elect five (5) of the eight (8) members of the Debtor's Board of Directors and the holders of the Debtor's common stock shall have the right to elect three (3) of the eight (8) members of the Debtor's Board of Directors so long as the Rancher Preferred Stock is outstanding.

         Rancher and BWAB have entered into a definitive agreement between them (the "BWAB Agreement"). Closing on the BWAB Agreement will occur on or before the Effective Date of the Plan. A copy of the executed letter of intent from BWAB to Rancher outlining the agreement in principle is attached hereto as
Exhibit 2.

         BWAB focuses on finding, evaluating, negotiating, and acquiring producing oil and gas investor properties throughout the United States and specializes in turnarounds, re-capitalizations, and in re-positioning of troubled oil and gas assets and companies. BWAB currently owns production in twenty six states and has a management and technical team on staff. BWAB has more than twenty five years of oil and gas industry experience. Since 1985 our entities have acted as direct intermediary and/or principal in aggregate oil and gas reserve activity in excess of $1 billion, with deals ranging in value from $2.9 million to $330 million.

         BWAB has the capacity to and will fund its obligations under the BWAB Agreement from its own resources. However, BWAB may seek other funding sources. Rancher anticipates that once GasRock is substantially paid, Rancher will be able to attract additional equity investment or to borrow to fund its operations and development plans.

         Rancher will remain a public company and its common stock will thus continue to be traded. No new registration thereof will be required upon confirmation. The preferred stock will not be registered and will therefore not be tradable on established markets, although the common stock received upon conversion will be tradable. The revision of Rancher's capital structure under the Plan is essential to maintaining shareholder value.

         Rancher's   Articles  of  Incorporation  and  Bylaws  will  be  amended consistent with the BWAB Agreement and the foregoing.

                      VII. EXECUTORY CONTRACTS AND LEASES.

     Rancher will assume all executory contracts and leases, unless the contract or lease has previously been rejected, is the subject of a motion to reject pending as of confirmation, or is specifically treated under the Plan, e.g. Rancher's office lease. Within ten days of the Confirmation Order, Rancher will send notice of rejection to the counter-party to any rejected lease or contract, and the counter party will have thirty days thereafter to file a proof of claim for any rejection damages, failing which any such claim will be barred.

                       VIII. BANKRUPTCY CODE REQUIREMENTS

         The Bankruptcy Code imposes requirements for acceptance of the Plan by creditors, minimum value of distributions, and feasibility. To confirm the Plan, the Court must find that all of these conditions and other conditions set forth in ss. 1129(a) of the Bankruptcy Code have been met, unless the "cram down" provisions of the Bankruptcy Code are applicable. Even if each Class of Claims accepts the Plan by the requisite majorities, the Court must undertake an independent evaluation of Plan feasibility and other statutory requirements before confirming the Plan. The conditions for minimum value and feasibility are discussed below.

         The Bankruptcy Code also requires disclosure of Rancher's proposed post-confirmation management. After confirmation of the Plan, the following persons will serve as Rancher's officers:

Officer                        Interest                       Compensation
-------                        --------                       ------------
Thomas S. Metzger(2)                                          $________ per year




         After confirmation of the Plan, the following persons will serve as Rancher's Board until the next scheduled election pursuant to its Bylaws:

Director                       Interest                       Compensation
--------                       --------                       ------------
                                                              $________ per year
                                                              $________ per year
                                                              $________ per year
                                                              $________ per year
                                                              $________ per year
                                                              $________ per year
                                                              $________ per year
                                                              $________ per year

                      IX. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain expected federal income tax consequences of the implementation of the Plan. No opinion of counsel has been obtained and no ruling has been requested or obtained from the Internal Revenue Service with respect to any of the tax aspects of the Plan, and the discussion set forth herein is not binding upon the Internal Revenue Service. CREDITORS AND HOLDERS INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM UNDER FEDERAL AND APPLICABLE STATE AND LOCAL TAX LAWS, OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN.

              Tax Consequences to Creditors. Creditors may be required to recognize income or may be entitled to a deduction as the result of the implementation of the Plan. The exact tax treatment will depend on each creditor's method of accounting and the nature of each Claim in the hands of the creditor.

              Generally, a creditor will recognize gain or loss equal to the difference between the amount of cash received and the creditor's tax basis in the Claim or the Interest held. Such gain or loss may be a capital gain or loss depending upon the creditor's particular tax situation and the nature of the
-------------------
2 Mr. Metzer is a principal founder of Sovereign Energy LLC. A summary of Mr. Metzger's experience is contained on Exhibit ____, attached hereto.

creditor's Claim. Gain recognized by a creditor with respect to a Claim for which a bad debt deduction has been claimed generally will be treated as ordinary income to the extent of any such prior deduction. Gain or loss on a form of security, e.g. warrants, will generally be a capital gain or loss depending on the holder's basis. The gain or loss will be short term or long term depending on the holder's holding period.

         Notwithstanding anything to the contrary above or in this Disclosure Statement, Rancher cannot opine regarding the tax consequence to any particular creditor or interest holder, and each creditor and interest holder should not rely on this summary in determining how to vote on the Plan.

         Tax Consequences to Rancher. Rancher does not believe it will incur "discharge of indebtedness" income. However, its net operating loss carry-forwards may be reduced as a result. Further, because the reorganization of its capital structure results in a "change of control," the ability to carry forward its operating losses for tax purposes may be restricted.


                 X. INSIDER TRANSACTIONS AND AVOIDANCE ACTIONS

     a. Gasrock Adversary. Rancher has alleged that Gasrock was a non-statutory3 insider with respect to the transactions at issue in the Gasrock Adversary. Gasrock disputes that it is an insider of Rancher. Section III(C)(ii), above, provides a description of the transactions and claims at issue in the Gasrock Adversary.

     b. Purchase of Big Muddy from Wyoming Minerals Exploration, LLC

         On January 4, 2007, Rancher acquired the Big Muddy and South Glenrock A Fields for $25,000,000 from Wyoming Minerals Exploration, LLC. In 2008 and 2009, Rancher recorded an impairment in the value of the possible reserves of its oil and gas fields, some of which was attributed to the Big Muddy and South Glenrock A fields. Jon Nicolaysen, Rancher's current CEO, owned 23% of Wyoming Minerals Exploration at the time of the sale. Mr. Nicolaysen did not own any shares of Rancher at the time of sale. Mr. Nicolaysen did not become an officer of Rancher until October, 2009 when he became the CEO.

         After Rancher filed its Complaint in the Adversary, Gasrock demanded that Rancher investigate whether Rancher's purchase of the Big Muddy and South Glenrock A fields were improper and, specifically, whether the purchases could be attacked as fraudulent transfers. Rancher's Board, with the assistance of counsel and internal staff, conducted an investigation of the transaction. The Board's conclusion was that Rancher paid fair value for the assets it acquired and had adequate cash and property resources to operate on a going forward basis at that time. In addition, Rancher does not believe it was insolvent at the time of the purchase because Rancher financed the acquisition through equity capital and Rancher had no significant debt at the time of the purchase, the acquisition being a cash transaction. Gasrock has filed a Motion and obtained from the court authority to conduct a Rule 2004 examination of the Debtor on this matter, but has not to date scheduled any such examination..

----------------
3 The Bankruptcy Code, Section 101(31), provides a non-inclusive list of certain persons that are insiders.

     c. Preference Analysis

         Rancher's normal billing and payment cycle resulted in payment to virtually all vendors, suppliers, employees, and others on a current or 30 day basis, and thus there are no preference claims of any significance against this traditional target group of creditors.

         There do not appear to be any colorable preference claims against any of the current management of Rancher, including its Board members. Some Board members lent money to the Debtor shortly before the Petition was filed, but none of these loans have been repaid. Under the Plan, have the option of converting the debt to equity and Rancher has been informed all the director-lenders will do so. However, the Debtor has not relinquished any of its rights to pursue any claims against any recipient of avoidable transfers, including current and former management, employees and directors.

                            XI. LIQUIDATION ANALYSIS

              To confirm the Plan, the Court must determine (with certain exceptions) that the Plan provides to each member of each impaired class of Allowed Claims a recovery at least equal to the distribution that such member would receive if Rancher were liquidated under chapter 7 of the Bankruptcy Code. As described below, Rancher has concluded that under the Plan each holder of a Claim will receive or retain property of a value that is equal to or greater than the amount that such holder would receive or retain if the estate of Rancher were liquidated under chapter 7.

         An analysis showing the outcome of a hypothetical chapter 7 liquidation is attached as Exhibit 3 hereto. While the going concern value of Rancher's assets exceeds the liens against the assets, it is unlikely a liquidation would result in realization of the same value for several reasons.

         First, Gasrock asserts Rancher's oil and gas properties have a market value of $12,500,000. Gasrock would likely seek relief from stay to foreclose on Rancher's oil and gas properties. If the Court granted relief from stay to Gasrock, it is unlikely that Gasrock would sell the oil and gas assets for an amount that would generate proceeds for unsecured creditors. As of September 30, 2010, Gasrock asserts a secured claim in the amount of $12,561,998. Gasrock asserts that interest accrues at 1.5% per month, compounded monthly. For September, 2010, Gasrock asserts that $183,545 in interest accrued on its debt. The amount that Gasrock claims includes attorneys' fees, the current amount of which Gasrock asserts is $433,331.

         If Rancher's assets sold for more than the amount of Gasrock's prepetition claim, Gasrock would be entitled to postpetition interest and attorneys' fees. In a chapter 7, it is unlikely the sale price in a liquidation sale by the trustee would exceed the claim to which GasRock would be entitled. In addition, Rancher owes approximately $617,800 in ad valorem real estate taxes, which are a prior lien against Rancher's properties. Gasrock would also incur additional attorneys' fees and expenses. Gasrock itself has expressed the intent to auction the assets should it gain control of them, a process Rancher believes is unlikely to result in any recovery for unsecured creditors.

         If a chapter 7 trustee would also incur additional expenses for sales costs, trustee's fees and the administrative expense of the Chapter 7 itself, all of which have priority in payment. In addition, though a chapter 7 trustee could seek court approval to operate Rancher's oil and gas properties, it is unlikely a trustee would do so because of a lack of cash and the complexity, cost and risk associated with such operations, especially if the trustee lacks experience in operating oil and gas properties. If Rancher's properties were shut down, their values would drop substantially, and a potential buyer would be faced with additional costs to restart the operations, the success of which is not certain. Wyoming State environmental laws would also potentially be implicated as a non-operating field poses environmental risks. Among other things, this would put the cash performance bond posted by Rancher in Wyoming at risk.

         Rancher also believes that a chapter 7 trustee is unlikely to continue to prosecute the Gasrock Adversary because of the cost associated with it and the risk that the reduction in value of Rancher's oil and gas properties if the properties are not operated would decrease the value of a successful outcome in the Gasrock Adversary. The reduction in value for not operating the properties would result in the portion of any payment for Rancher's property that might be above Gasrock's claim to be reduced significantly in value as well. Further, the value of recovering the net profit interest and overriding royalty interest has more value to Rancher as and operating entity because the rate of return on investment is significantly increased. The value of these interests to a liquidating trustee is more difficult to determine. Thus, the cost/benefit of continuing the litigation would be in serious question in a chapter 7 proceeding.

         In a chapter 7, the value of Rancher's equipment and machinery will be reduced materially, as it is primarily in the field and would be difficult to sell. Typically, the value of accounts receivable is also impaired. However, in all events, GasRock would be entitled to the proceeds of this collateral.

         As shown on Exhibit 3, GasRock's claim with accrued interest would in all likelihood be large enough to consume all assets of the estate (other than what might be recovered if the trustee pursued the GasRock adversary). To the extent GasRock's deficiency resulted from accrued interest, it would be disallowed. However, GasRock conceivably would be entitled to post-petition attorney's fees as an unsecured claim.

         Moreover in a chapter 7 liquidation, the administrative costs of the Chapter 11 case and those of the chapter 7 trustee must be paid first before unsecured creditors are paid. There would be no $400,000 commitment from BWAB, as there is under the Plan, to cover administrative claims in a chapter 7 liquidation.

         The only asset that might be available to unsecured creditors is the value of the interests that the trustee recovered from GasRock (assuming the trustee could find counsel to pursue the case with little in the way of assets to pay attorney's fees). However, as noted, the value of those interests in a chapter 7 case may be problematic. As shown on Exhibit 3, the trustee's recovery against GasRock would have to exceed $550,000 before the first dollar is available for distribution to unsecured creditors. However, because the unsecured claims would increase in a chapter 7 case (perhaps by more than $650,000), the trustee would have to recover well over $1,050,000 before creditors would receive a return equivalent to the return guaranteed under the Plan.

                     XII. PLAN FEASIBILITY AND RISK FACTORS

         Rancher may not be successful in the Gasrock Adversary Proceeding, and GasRock may therefore be entitled to retain the overriding royalty interests and the net profits interest. These interests have a significant negative impact on Rancher's cash flow. However, Rancher's Plan is not contingent on the outcome of the Gasrock Adversary, although the amount realized by Rancher stockholders would be affected.

         The directional drilling and fluid fracking and injection technology Rancher and BWAB intend to apply to certain of its fields is estimated to cost between $1.0 and $2.0 million per well. To carry out its strategy, Rancher intends to borrow additional funds and/or obtain equity infusions. Even without additional investment, Rancher's current rate of oil production produces sufficient revenue to maintain operations and service Rancher's debt after closing the BWAB Agreement and the resulting payment to GasRock, although future field development would be slowed and cash flow impacted during the short term.

         Rancher's financial performance may not occur as projected. Rancher has never been profitable. Rancher incurred net losses of $20,261,262 and $46,341,341 for the fiscal years ended March 31, 2010 and 2009, respectively. Rancher does not expect to be profitable during the fiscal year ending March 31, 2011.

         In prior years, Rancher had executed two CO2 supply agreements, one with Anadarko Petroleum Corporation ("Anadarko") and one with ExxonMobil Corporation (ExxonMobil). In April, 2009, ExxonMobil notified Rancher that it was terminating the supply agreement based upon Rancher's failure to provide performance assurances in the form of a letter of credit.

         As with all oil and gas production, Rancher's business is inherently risky. Rancher's short term plans are to increase crude oil production by carrying out repair and remediation efforts on existing well bores, and, if it is determined to be feasible, by exploiting additional formations within Rancher's existing leasehold. While Rancher has had some success in the past six months in repairing and restoring old wells to production, there is no certainty Rancher will continue to have such success. Furthermore, there is no certainty that Rancher will be successful in the exploitation of additional formations or reservoirs within Rancher's existing leaseholds. If Rancher is not successful these efforts, it could have a material adverse effect on Rancher's financial condition and the results of operations and cash flows.

         Rancher's success depends on the accuracy of technical information about its oil fields, including the amount of oil existing in those fields. Rancher operates four fields in the Powder River Basin, Wyoming. Oil in these fields was discovered over fifty years ago and production has been ongoing. Estimating quantities of proved oil and gas reserves is a complex process. It requires interpretation of available technical data and various assumptions, including assumptions relating to economic factors such as future commodity prices, production costs, severance and excise taxes, capital expenditures, work over and remedial costs, and the assumed effect of governmental regulation. There are numerous uncertainties about when a property may have proved reserves as compared to potential or probable reserves, particularly relating to Rancher's tertiary recovery operations. Actual results most likely will vary from Rancher's estimates.

         Also, the use of a 10% discount factor for reporting purposes, as prescribed by the SEC, may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which Rancher's business or the oil and gas industry in general is subject. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could result in a reduction of the quantities and net present value of Rancher's reserves. Quantities of proved reserves are estimated based on economic conditions, including average oil and gas prices in existence on the first day of the twelve months prior to the date of assessment. Rancher's reserves and future cash flows may be subject to revisions based upon changes in economic conditions, including oil and gas prices, as well as due to production results, results of future development, operating and development costs, and other condition, operating results and cash flows.

         Rancher's strategy is to substantially increase production and reserves in these fields by maximizing the Niobrara shale formations on its properties and using directional drilling, fracking, water flood and CO2 EOR techniques as feasible or necessary to maximize values. However, there is a risk that the properties may be significantly depleted of oil over time, and if so, Rancher's future results could be impacted negatively. Rancher's fields are estimated to have a remaining useful economic life of 50 years, but these are only estimates.

         Rancher's revenues, profitability, and liquidity are substantially dependent upon prices for oil, which can be extremely volatile; and, even relatively modest drops in prices can significantly affect Rancher's financial results and impede Rancher's growth. Prices for oil may fluctuate widely in response to relatively minor changes in the supply of and demand for oil, market uncertainty, and a wide variety of additional factors that are beyond Rancher's control, such as the domestic and foreign supply of oil, the price of foreign imports, the ability of members of the Organization of Petroleum Exporting
Countries  to  agree  to  and  maintain  oil  price  and  production   controls,
technological advances affecting energy consumption, domestic and foreign governmental regulations, and the variations between product prices at sales points and applicable index prices.

         Oil production is subject to local, state and federal regulations and taxes. Failing to comply with these regulations can be costly. These regulations and taxes are also subjection to change. More restrictive regulations or an increase in taxes may increase Rancher's cost of compliance.

         Rancher's activities are focused on the Powder River Basin in the Rocky Mountain Region of the United States, which means its properties are geographically concentrated in that area. As a result, Rancher may in the future be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, or interruption of transportation of oil produced from the wells in this basin. Seasonal weather conditions adversely affect Rancher's ability to conduct drilling activities and tertiary recovery operations in some of the areas where Rancher operate. Oil and gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions. In certain areas, drilling and other oil and gas activities can only be conducted during the spring and summer months. This limits Rancher's ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies, and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay Rancher's operations and materially increase Rancher's operating and capital costs.

         Competition in the oil and gas industry is intense, which may adversely affect Rancher's ability to succeed. The oil and gas industry is intensely competitive and Rancher competes with companies that are significantly larger and have greater resources. Rancher's larger competitors may be able to absorb the burden of present and future Federal, state, local, and other laws and regulations more easily than Rancher can, which would adversely affect its competitive position. Rancher's ability to acquire additional properties and to increase reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

                    XIII. SOLICITATION OF ACCEPTANCE OF PLAN

Rancher hereby solicits acceptance of its Plan and urges creditors to vote to accept the Plan.

Dated: October 15, 2010
                                         Debtor and Debtor in Possession
                                         Rancher Energy Corp.,

                                          By: /s/  Jon Nicolaysen
                                              ----------------------------------
                                              CEO & President

                                         ONSAGER, STAELIN & GUYERSON, LLC

                                              s/ Christian C. Onsager
                                              -----------------------
                                                   Christian C. Onsager, #6889
                                                   Michael J. Guyerson, #11279
                                              1873 S. Bellaire St., Suite 1401
                                              Denver, Colorado 80222
                                              Ph: (303) 512-1123
                                              consager@osglaw.com
                                              Counsel for Rancher Energy Corp.

                                    EXHIBIT 1
                             Plan of Reorganization
           [to be appended upon approval of the Disclosure Statement]

                                    EXHIBIT 2
                              BWAB Letter of Intent

BWAB Oil & Gas Investments, LLC
--------------------------------------------------------------------------------

                                October 5th, 2010

Personal and Confidential

Rancher Energy Corp.
900 18th Street, Suite 3400
Denver, CO 80202

              BWAB OIL & GAS INVESTMENTS, LLC/SOVEREIGN ENERGY LLC

            SUMMARY OF PROPOSED TERMS FOR PREFERRED STOCK INVESTMENT
                          IN RANCHER ENERGY CORPORATION

Proposed Investment: A newly formed special purpose entity ("Investor") to be formed by BWAB Oil & Gas Investments, LLC/Sovereign Energy LLC ("BWAB/SOV") proposes to invest $12 million (the "Investment") in Rancher Energy Corporation ("Rancher") in exchange for 12 million shares newly designated Class A
Convertible Preferred Stock, $0.0001 par value, of Rancher (the "Preferred Stock").

1.0 Use of Proceeds. In the event that the Rancher IS successful in eliminating the disputed 10% net profits interest; and 1% of the total 3% ORRI.

     (a) $11.8 million of the Investment proceeds will be used to repay in full Rancher's indebtedness to GasRock Capital Partners, LLC.

     (b) In the event the amount of the allowed secured claim exceeds the sum of $11.8 million then BWAB shall have the option of either (1) paying the remaining Allowed Secured Claim amount in full in cash or (2) electing to pay the remaining balance amortized based upon a 25 year period at 7% APR or such other rate as allowed by the Court, and payable in full at the end of five (5) years or (3) terminating this contract.

     (c) the balance of the Investment proceeds, together with the proceeds from a new credit facility that BWAB/SOV intends to secure for Rancher prior to the closing (the "Closing") of the transaction contemplated herein (the "Transaction") shall be used for the following purposes:

          (i) payment of all the claims of the unsecured creditors of Rancher, which total approximately $600,000;
          (ii) payment of the bankruptcy administrative expenses of Rancher, which total approximately $400,000;
          (iii)provide for well development and working capital for Rancher, in such amount as Rancher determines to be appropriate; and
          (iv) pay fees and expenses relating to the Transaction.

BWAB Oil & Gas Investments, LLC
--------------------------------------------------------------------------------

     1.1 Terms of Preferred Stock. The Preferred Stock will provide for a liquidation preference of $1.00 per share and cumulative dividends at the per annum rate of 12%, compounded annually, payable in cash. At such time as the consideration for the Preferred Stock, and the earned dividends have been paid in full to the investor, then the Preferred Stock shall be convertible into 50% of the fully diluted outstanding shares of Rancher's Common Stock. The Preferred Stock shall have voting rights on an "as converted" basis.

     1.2 Post-closing Capitalization. Immediately following the Closing, Rancher's fully diluted Common Stock shall be held as follows:

                 Converted Preferred Stock                        70%
                 Management                                       10%
                 Current Rancher Equity                           20%
                                                                  ---
                 Total                                            100%

     2.0 Use of Proceeds. In the event that the Rancher is NOT successful in eliminating the disputed 10% net profits interest; and 1% of the total 3% ORRI.

               (a) $11.8 million of the Investment proceeds will be used to repay in full Rancher's indebtedness to GasRock Capital Partners, LLC.

               (b) In the even the amount of the allowed secured claim exceeds the sum of $11.8 million then BWAB shall have the option of either (1) paying the remaining Allowed Secured Claim amount in full in cash or (2) electing to repay the remaining a balance amortized based upon a 25 year period at 7% APR or such other rate as allowed by the Court, and payable in full at the end of five (5) years or (3) terminating this contract.

               (c) The balance of the Investment proceeds, together with the proceeds from a new credit facility that BWAB/SOV intends to secure for Rancher prior to the closing (the "Closing") of the transactions contemplated herein (the "Transaction") shall be used for the following purposes:

                    (i) payment of all the claims of the unsecured creditors of Rancher, which total approximately $600,000;
                    (ii) payment of the  bankruptcy  administrative  expenses of
                         Rancher, which total approximately $400,000;
                    (iii)provide for well  development  and working  capital for
                         Rancher, in such amount as Rancher determines to be appropriate; and
                    (iv) pay fees and expenses relating to the Transaction.

     2.1 Terms of Preferred Stock. The Preferred Stock will provide for a liquidation preference of $1.00 per share and cumulative dividends at the per annum rate of 12%, compounded annually, payable tin cash. At such time as the consideration for the Preferred Stock,

BWAB Oil & Gas Investments, LLC
--------------------------------------------------------------------------------

              and the earned dividends have been paid in full to the investor, then the Preferred Stock shall be convertible into 80% of the fully diluted outstanding shares of Rancher's Common Stock. The Preferred Stock shall have voting rights on an "as converted" basis.

     2.2      Post-Closing  Capitalization.   Immediately following the Closing,
              Rancher's fully diluted Common Stock shall be held as follows:

                 Converted Preferred Stock                        80%
                 Management                                       10%
                 Current Rancher Equity                           10%
                                                                  ---
                 Total                                            100%

     3. Management Option Pool. The Investor anticipates creating a management option or stock grant plan to provide for post-closing management equity incentives representing up to 10% of the fully diluted shares of Common Stock of the Company. The grants and terms of such equity incentives shall be determined by Rancher's Board of Directors (the "Board") after the Closing.

     4. Governance. From and after the Closing, there will be an eight member Board. The holders of the Preferred Stock shall have the right to appoint Five of such Board members, and the current stake holders that hold Common Stock at the time of the Closing shall have the right to appoint the remaining three members of the Board. All Board determinations shall be by simple majority.

     5. Right of First Offer to BWAB/SOV Deal Flow. After the Closing, Rancher shall have a right of first offer on all deal flow of BWAB/SOV and its affiliates.

     6. Definitive Agreement. BWAB/SOV's legal counsel, in joint collaboration with Rancher's legal counsel, shall prepare the definitive agreements necessary to complete the Transaction, including the certificate of designation for the Preferred Stock.

     7. Conditions. In addition to the conditions set forth herein and other customary conditions that may be included in the definitive agreements, the Closing shall be subject to the following conditions:

          a) the Confirmation of the Plan of Reorganization on terms that are acceptable to Investor;
          b) the execution and delivery of mutually acceptable definitive agreements and documents relating to the Transaction;
          c) receipt of all requisite regulatory, administrative, and governmental authorizations and consents;
          d) absence of material adverse change in the condition (financial or otherwise), business, operations, properties, assets, or prospects of Rancher;
          e) absence of pending or threatened litigation, investigations, or other matters affecting the Transaction; and

BWAB Oil & Gas Investments, LLC
--------------------------------------------------------------------------------

          f) BWAB/SOV's completion of its due diligence investigation of Rancher (including field inspections, environmental reviews, title review, insurance, and boding requirements) and its satisfaction (in its sole discretion) with the results thereof.

     8. Closing. It is anticipated that the closing will occur as soon as practicable, but in any event, no more than thirty days after the date of the Confirmation of the Plan of Reorganization, which shall reflect the terms of the Transaction and the full release of all liens, claims, deeds of trusts, mortgages, and security agreements that encumber the assets of Rancher.

     9. Exclusivity. For a period of 25 business days from the date hereof (the "Exclusivity Period"), Rancher shall not, directly or indirectly, enter into negotiations, or hold any discussions, or enter into any agreement, with any person or entity regarding a possible merger, sale or other disposition of all or any part of its assets or stock. Notwithstanding the foregoing, this Paragraph 9 shall terminate at the election of Rancher if BWAB/SOV notifies Rancher that it no longer desires to proceed with the Transaction.

     10. Access. Rancher shall provide BWAB/SOV and its authorized representa-tives full access to all personnel, properties, documents, contracts, books, records, and operations relating to its business.

     11. Expense Reimbursement. Each party shall pay its own expenses incurred in the transaction contemplated herein, unless otherwise ordered by the bankruptcy court.

     12. Non-Binding Term Sheet. Except for the provisions of Paragraphs 9, and 10, and 11, which are intended to be legally binding obligations of Rancher, this term sheet is non- binding indication of the principle terms for a proposed transaction among the parties and is not intended, and shall not be construed, as a legally binding obligation of either party. The Closing and consummation of the Transaction are subject to the negotiation and execution of mutually acceptable definitive agreements, which neither party is obligated to execute.

     13. Reverse Split of Stock. It is anticipated that Rancher will implement a reverse split (i.e. 50/1) of all of the presently issued and outstand-ing shares of common stock, warrants and stock options of the corpora-tion to accommodate the terms of the transaction contemplated herein.

BWAB Oil & Gas Investments, LLC
--------------------------------------------------------------------------------

     14. Offering to Existing Shareholders. Rancher shall be permitted to offer new shares of its preferred stock to its existing shareholders upon the same terms and conditions as said preferred shares are purchased by Investor, including convertibility privileges provided that BWAB/SOV retains board control and governance and amount does not exceed 10% of preferred shares.

     15. Publicly Held Corporation. Rancher shall continue to be maintained as a publicly held and traded company under the Security Act of 1933 and the Security Exchange act of 1934 for a minimum period of 2 years immediately subsequent to the entry of an order by the bankruptcy court confirming the Plan of Reorganization.

BWAB OIL & GAS INVESTMENTS LLC & SOVEREIGN ENERGY LLC.
Colorado limited liability companies


By: /s/ Steven A. Roitman
     ---------------------------------------
     Steven A. Roitman





AGREED TO AND ACCEPTED this 7th day of October 2010.

RANCHER ENERGY CORP.


By: /s/ Jon C. Nicolaysen
     ------------------------------------------
     Jon C. Nicolaysen, President

                                    EXHIBIT 3
                              Liquidation Analysis


                                    EXHIBIT 3

                              LIQUIDATION ANALYSIS


Asset                                                                           Value (Liens)              Net Value
-------                                                                         --------------            ----------

Oil and Gas Properties*                                                         $12,500,000
                           Reduction in Value for Non-Operating Status**        ($2,000,000)
                                                       Real Estate Taxes          ($617,800)
                                                      Gasrock's claim***       ($13,870,998)

                                                  Net Value (deficiency)                                  ($3,988,798)

Machinery, Equipment and Vehicles                                                  $200,000
                                                                 Gasrock        ($3,988,798)
Net Value (deficiency)                                                                                    ($3,788,798)

Accounts receivable                                                                $400,000
                                                                 Gasrock        ($3,788,798)
                                                  Net Value (deficiency)                                  ($3,388,798)
Cash                                                                               $526,670
                                                                 Gasrock        ($3,388,798)
                                                  Net Value (deficiency)                                  ($2,862,128)

Assuming  GasRock's  deficiency  were disallowed as interest not permitted under
Section 506 of the Code, its claim would be limited to attorneys fees.
         GasRock's unsecured claim is therefore potentially:                                              ($500,00)

                                       Trustees fees and expenses                 ($250,000)
                                       Chapter 11 Administrative Expenses         ($300,000)
                                                                                  ----------
                                       Total Priority Claims                      ($550,000)

* Gasrock asserts the value of the properties is $12,500,000.

** Gasrock's valuation was for operating properties. Rancher believes of a reduction in value of approximately $2,000,000 is appropriate to reflect the impact on value if Rancher's operations ceased.
***Gasrock has asserted a right to postpetition interest at the rate of 1.5% per month, compounded monthly. Gasrock has asserted a sale process to achieve
$12,500,000 would take a minimum of seven months. The estimated claim amount reflects seven additional months of interest from October 1, 2010.